AGREEMENT AND PLAN OF MERGER

                                BY AND BETWEEN

                                  FNB CORP.

                                     AND

                            CAROLINA FINCORP, INC.


      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 16th day of October, 1999 by and between CAROLINA FINCORP, INC., a North Carolina corporation and savings bank holding company ("Carolina"), and FNB CORP., a North Carolina corporation and national bank holding company ("FNB");

                             W I T N E S S E T H:

      WHEREAS, the parties hereto have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for FNB Acquisition Corp., a corporation to be organized under the laws of the State of North Carolina as a wholly owned subsidiary of FNB (the "Merger Sub"), to be merged with and into Carolina pursuant to a plan of merger (the "Plan of Merger") in the form attached hereto as Schedule A, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger and transactions contemplated hereby.

      NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, the parties hereto mutually agree as follows:

                            ARTICLE I. THE MERGER

      1.1 MERGER. Subject to the provisions of this Agreement and the Plan of Merger, as of the Effective Time (as defined in Section 1.9 hereof), Merger Sub shall be merged with and into Carolina (the "Merger"), the separate corporate existence of Merger Sub shall cease and the corporate existence of Carolina, as the surviving corporation in the Merger, shall continue under the laws of the State of North Carolina. Carolina, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

      1.2 EFFECT OF THE MERGER. At the Effective Time and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of Merger Sub and of Carolina including, without limitation, its stock in its wholly owned subsidiary, Richmond Savings Bank, Inc., SSB ("Richmond Savings"), and all real, personal or mixed property, all debts due on whatever account, all other choses in action and


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every other interest of or belonging to or due to Carolina, whether tangible or intangible, shall vest in the Surviving Corporation, and the Surviving Corporation shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Carolina and Merger Sub, all without any conveyance, assignment or further act or deed; and the Surviving Corporation shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of Carolina and Merger Sub as of the Effective Time.

      1.3 ARTICLES OF INCORPORATION, BYLAWS AND MANAGEMENT. The Articles of Incorporation and bylaws of Carolina in effect at the Effective Time shall be the Articles of Incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable laws. The officers and directors of Carolina at the Effective Time shall continue to hold such offices and positions of the Surviving Corporation until removed as provided by law or until the election or appointment of their respective successors.

      1.4  CONVERSION OF SHARES.

       (A) CAROLINA STOCK. Except as otherwise provided herein, at the Effective Time, all rights of Carolina's shareholders with respect to all then outstanding shares of the common stock of Carolina, no par value ("Carolina Stock"), shall cease to exist, and the holders of shares of Carolina Stock shall cease to be, and shall have no further rights as, shareholders of Carolina. At the Effective Time, each such outstanding share of Carolina Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by Carolina, FNB or any of their subsidiaries, which shall be canceled in the Merger) shall be converted, without any action on the part of the holder of such shares, into a number of shares of the common stock of FNB, par value $2.50 (the "FNB Stock"), equal to seventy-nine hundredths of one share (.79 shares) of FNB Stock (subject to possible adjustment in accordance with Section 1.4(b) below and/or Section 8.2(c) below, the "Exchange Ratio").

      (B) ANTI-DILUTION PROVISIONS. In the event FNB changes the number of shares of FNB Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, recapitalization, reclassification, combination, exchange of shares, or similar transaction for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

      (C) OUTSTANDING FNB STOCK. Each share of FNB Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger.

      (D) MERGER SUB STOCK. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged

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for one validly issued, full paid and nonassessable share of common stock of the
Surviving Corporation.

      1.5 EXCHANGE OF SHARES.

      (A) EXCHANGE PROCEDURES. Following the Effective Time, certificates representing shares of Carolina Stock outstanding at the Effective Time (herein sometimes referred to as "Carolina Certificates") shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, whole shares of FNB Stock and cash in lieu of fractional shares, as provided herein. At the Effective Time, FNB shall issue and deliver, or cause to be issued and delivered, to First National Bank and Trust Company, a national banking association wholly owned by FNB ("First National"), in its capacity as the transfer agent of FNB Stock (the "Transfer Agent"), certificates representing whole shares of FNB Stock into which outstanding shares of Carolina Stock have been converted as provided above and cash in payment of fractional shares. As promptly as practicable following the Effective Time, FNB shall send or cause to be sent to each former shareholder of record of Carolina immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering Carolina Certificates to the Transfer Agent. Upon the proper surrender and delivery to the Transfer Agent (in accordance with FNB's instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of Carolina of such shareholder's Carolina Certificate(s), the Transfer Agent shall as soon as practicable issue, register and deliver to such shareholder a certificate evidencing the number of whole shares of FNB Stock to which such shareholder is entitled pursuant to
Section 1.4 above, and a check in the amount of cash to which the shareholder is entitled, if any, in payment of fractional shares as provided in Section 1.5(b) below, subject to any required withholding of applicable taxes.

      (B) FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Carolina Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FNB Stock (after taking into account all certificates delivered by such holder under Section 1.5(a) above shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FNB Stock multiplied by the market value of one share of FNB Stock at the Effective Time. The market value of one share of FNB Common Stock at the Effective Time shall be the last sale price of FNB Stock on Nasdaq Stock Market, Inc. National Market System ("Nasdaq") as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source selected by FNB, on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

      (C) SURRENDER OF CERTIFICATES. Subject to Section 1.5(d) below, no FNB Stock certificate or cash in lieu of fractional shares shall be delivered to any former shareholder of Carolina unless and until such shareholder shall have properly surrendered to the Transfer Agent the Carolina Certificate(s) formerly representing his or her shares of Carolina Stock, together with a properly completed Transmittal Letter in such form as shall be provided to the shareholder by FNB for that purpose. Any other provision of this Agreement

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notwithstanding, neither FNB nor the Exchange Agent shall be liable to a holder of Carolina Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

      (D) LOST CERTIFICATES. Any shareholder of Carolina whose certificate representing shares of Carolina Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of FNB Stock and cash in lieu of fractional shares to which he or she is entitled in accordance with and upon compliance with conditions reasonably imposed by the Transfer Agent or FNB (including without limitation a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the Transfer Agent and FNB).

      (E) RIGHTS OF FORMER CAROLINA SHAREHOLDERS. At the Effective Time, the stock transfer books of Carolina shall be closed as to holders of Carolina Stock immediately prior to the Effective Time and no transfer of Carolina Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 1.5(a) of this Agreement, each certificate theretofore representing shares of Carolina Stock (other than shares to be canceled pursuant to Section 1.4(a) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in this Agreement in exchange therefor. To the extent permitted by North Carolina law, former shareholders of record of Carolina shall be entitled to vote after the Effective Time at any meeting of shareholders of FNB the number of whole shares of FNB Stock into which their respective shares of Carolina Stock are converted, regardless of whether such holders have exchanged their certificates representing Carolina Stock for certificates representing FNB Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by FNB on the FNB Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of FNB Stock to be issued pursuant to the Merger, but beginning 60 days after the Effective Time no dividend or other distribution payable to the holders of record of FNB Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Carolina Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 1.5(a) of this Agreement; provided, however, that upon surrender of such Carolina Stock certificate (or compliance with Section 1.5(d) of this Agreement), the FNB Stock certificate, together with all undelivered dividends or other distributions (without interest) and any cash payments to be paid for fractional share interests (without interest), shall be delivered and paid with respect to each share represented by such Carolina Stock certificate.

      1.6 TREATMENT OF CAROLINA STOCK OPTIONS. (a) At the Effective Time, FNB shall assume each option to purchase Carolina Stock granted and outstanding under the Carolina Fincorp, Inc. Stock Option Plan (the "Carolina Option Plan"), whether or not then exercisable, in accordance with the terms of the Carolina Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time with respect to each such plan or agreement:
(i) FNB shall be substituted for Carolina; (ii) the FNB stock option committee shall be substituted for the Compensation Committee of the

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Carolina Board of Directors administering the Option Plan; (iii) each stock option granted and outstanding under the Carolina Option Plan may be exercised solely for shares of FNB Stock; (iv) the number of shares of FNB Stock subject to each such stock option shall be the number of whole shares of FNB Stock (omitting any fractional share) determined by multiplying the number of shares of Carolina Stock subject to such stock option immediately prior to the Effective Time by the Exchange Ratio; and (v) the per share exercise price under each such stock option shall be adjusted by dividing the per share exercise price under each such stock option by the Exchange Ratio and rounding up to the nearest cent. In addition, each stock option which is an "incentive stock option" under the Option Plan shall be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended ("the Code") and the regulations promulgated thereunder so as to continue as an incentive stock option under
Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. FNB and Carolina shall take all necessary steps to effectuate the foregoing provisions of this Section 1.6, including appropriate amendments to the Carolina Option Plan if necessary.

      (b) As soon as practicable after the Effective Time, FNB shall deliver to each of the participants in the Carolina Option Plan an appropriate notice setting forth such participant's rights pursuant thereto, and the grants pursuant to the Carolina Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 1.6(a) after giving effect to the Merger). At or prior to the Effective Time, FNB shall take all corporate action necessary to reserve for issuance sufficient shares of FNB Stock for delivery upon exercise of the stock options assumed by it in accordance with this Section 1.6. Carolina hereby represents that the Carolina Option Plan in its current form complies with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), as in effect as of the date hereof.

      (c) Notwithstanding the foregoing provisions of this Section 1.6, FNB may at its election substitute as of the Effective Time options under the FNB Corp. Stock Compensation Plan (the "FNB Plan") for all or a part of the stock options granted and outstanding under the Option Plan, subject to the following conditions: (i) the requirements of Section 1.6 (a)(iv) and (v) shall be met;
(ii) such substitution shall not constitute a modification, extension or renewal of any of the stock options that are incentive stock options; and (iii) the substituted options shall continue in effect with the same terms and conditions in all material respects as provided in the Carolina Option Plan and respective stock option agreement under which the original options were granted. As soon as practicable following the Effective Time, FNB shall deliver to the participants receiving substitute options under the FNB Plan an appropriate notice setting forth each such participant's rights pursuant thereto. FNB has reserved under the FNB Plan adequate shares of FNB Stock for delivery upon exercise of any such substituted options. FNB hereby represents that the FNB Plan in its current form complies with Rule 16b-3 promulgated under the 1934 Act, as in effect on the date hereof.

      (d) As soon as practicable after the Effective Time, FNB will use its best efforts to cause the shares subject to options granted under the Carolina Option Plan prior to the Effective Time (or any substitute options) to be registered under the Securities Act of 1933,

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as amended (the "1933 Act"), on a Form S-8 (or equivalent successor form)
registration statement.

      1.7 MANAGEMENT RECOGNITION PLAN. (a) At the Effective Time, each share of Carolina Stock held by the trustees under the Richmond Savings Bank, Inc., SSB Management Recognition Plan (the "MR Plan"), including unvested shares subject to Awards as defined in the MR Plan heretofore granted to participants under the MR Plan and any shares purchased by the MR Plan but not subject to Awards, shall be converted into and exchanged for FNB Stock and cash in lieu of fractional shares pursuant to the provisions of Sections 1.4 and 1.5 above, and such shares and cash shall thereafter be held to be delivered to the respective participants at such times that the shares of Restricted Stock (as defined in the respective stock grant agreements under the MR Plan), or the consideration into which they may be converted in the Merger, would have become vested and nonforfeitable under the MR Plan and the respective stock grant agreement. At the Effective Time, the MR Plan and each stock grant agreement pursuant to which Awards were granted shall remain in effect, except that from and after the Effective Time the MR Plan and each such stock grant agreement shall be amended as necessary to provide that: (i) FNB shall be substituted for Richmond Savings; (ii) the FNB Board of Directors or its Compensation Committee shall be substituted for the Committee of the Richmond Savings Board of Directors with respect to the administration of the MR Plan; (iii) unvested shares of FNB Stock and cash determined in accordance with the provisions of Sections 1.4 and 1.5 above shall be substituted for unvested shares of Carolina Stock; (iv) cash held by the Trustees of the MR Plan with respect to the unvested portion of an Award under the Plan shall earn interest (at the rate payable with respect to deferred directors' fees under First National's Deferred Directors' Fee Plan) to be distributed to the participant upon vesting of the Award or portion thereof; (v) no shares or other assets in addition to the initial 54,045 shares of Carolina Stock purchased and awarded under the MR Plan shall be purchased by or for the MR Plan; and (vi) shares, cash or other interests in the MR Plan or Awards not awarded under the MR Plan or forfeited by participants shall not be retained by the Trustee and shall not be available for making additional Awards under the MR Plan but shall be remitted to and become assets of FNB.

      (b) As soon as practicable after the Effective Time, FNB shall deliver to each of the participants in the MR Plan an appropriate notice setting forth such participant's rights pursuant thereto, including the consideration into which such participant's unvested shares of Carolina Stock subject to the stock grant agreement has been converted.

      1.8 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Schell Bray Aycock Abel & Livingston P.L.L.C. in Greensboro, North Carolina, or at such other place as FNB shall designate, on a date mutually agreeable to Carolina and FNB (the "Closing Date") after the expiration of any and all required waiting periods following the effective date of all required approvals of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Administrator of the North Carolina Savings Institutions Division (the "Administrator") and any other governmental or regulatory authorities (as soon as practicable, but in no event to be more than 60 days following the expiration of all such

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required waiting periods). At the Closing, FNB and Carolina shall take such actions (including, without limitation, the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required herein and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

      1.9 EFFECTIVE TIME. Subject to satisfaction or waiver of all conditions precedent set forth in this Agreement, the Merger shall become effective (the "Effective Time") the date and at the time on which Articles of Merger containing the Plan of Merger and the other provisions required by, and executed in accordance with applicable North Carolina and applicable federal law shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in the Articles of Merger); provided, however, that unless otherwise mutually agreed upon by the parties hereto, the Effective Time shall in no event be more than ten days following the Closing Date.

      1.10 FURTHER ASSURANCES. If at any time after the Effective Time FNB shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of Carolina acquired or to be acquired by reason of, or as a result of, the Merger, Carolina, its subsidiaries and their officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in FNB and otherwise to carry out the purpose of this Agreement, and that the officers and directors of FNB are fully authorized and directed in the name of Carolina or otherwise to take any and all such actions.


            ARTICLE II. REPRESENTATIONS AND WARRANTIES OF CAROLINA

      Except as otherwise specifically provided herein or as "Previously Disclosed" to FNB, Carolina hereby makes the following representations and warranties to FNB. ("Previously Disclosed" shall mean, as to Carolina, the disclosure of information in a letter delivered by Carolina to FNB specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

      2.1  CORPORATE ORGANIZATION, CAPACITY AND AUTHORITY.

      (A) ORGANIZATION. Carolina is a corporation duly organized and validly existing under the laws of the State of North Carolina and is registered with the Administrator as a savings institution holding company and with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.


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      (B) SUBSIDIARIES. Carolina has one wholly owned subsidiary, Richmond
Savings. Richmond Savings has one wholly owned subsidiary, Richmond Investment Services, Inc., a North Carolina corporation ("RIS"). Richmond Savings and RIS are sometimes referred to as the subsidiaries of Carolina. Other than Richmond Savings and RIS, Carolina has no subsidiaries, direct or indirect, and does not own, directly or indirectly, any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, except for equity issues reflected in Richmond Savings' investment portfolio and securities held in a fiduciary capacity.

      (C) ORGANIZATION OF SUBSIDIARIES. Each of Carolina's subsidiaries is duly organized and validly existing under the laws of the State of North Carolina, and all of the outstanding capital stock of each such subsidiary is owned of record and beneficially, free and clear of all security interests and claims, by Carolina or Richmond Savings. Carolina has previously delivered to FNB true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of Carolina and each of Carolina's subsidiaries, including all amendments and proposed amendments thereto. All of the outstanding shares of capital stock of each of Carolina's subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

      (D) POWER AND AUTHORITY. Each of Carolina and its subsidiaries has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it is now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on Carolina and its subsidiaries, and, to the best knowledge and belief of the management of Carolina, is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on Carolina and its subsidiaries. For purposes of this Article II, "Material Adverse Effect" shall mean: (a) with respect to references to Carolina, any change in the business of Carolina that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of Carolina, or (b) with respect to references to Carolina and its subsidiaries, any change in the business of Carolina or any of its subsidiaries that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of Carolina and its subsidiaries considered as one enterprise.

      2.2 CAPITAL STOCK. The authorized capital stock of Carolina consists of 20,000,000 shares of common stock, no par value, of which 1,871,545 shares are issued and outstanding, and 5,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. Other than the Carolina Stock, Carolina has no outstanding class of capital stock. Each outstanding share of Carolina Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder.

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      2.3 PRINCIPAL SHAREHOLDERS. Except as Previously Disclosed, there are no persons or entities known to Carolina that own beneficially, directly or indirectly, more than 5% of the outstanding shares of Carolina Stock.

      2.4 CONVERTIBLE SECURITIES, OPTIONS, ETC. Except for the Stock Option Plan and the stock options granted thereunder, the option granted to FNB pursuant to an option agreement of even date herewith (the "FNB Option"), the MR Plan and the Richmond Savings Bank Employee Stock Ownership Plan, Carolina does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Carolina Stock or any other securities of Carolina, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of Carolina Stock or any other securities of Carolina or (iii) plan, agreement or other arrangement pursuant to which shares of Carolina Stock or any other securities of Carolina or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

      2.5 AUTHORIZATION AND VALIDITY OF AGREEMENT. This Agreement has been duly and validly approved by Carolina's Board of Directors. Subject only to approval of the Plan of Merger by the shareholders of Carolina, (i) Carolina has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize Carolina to enter into this Agreement and to perform its obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of Carolina enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

      2.6 VALIDITY OF TRANSACTIONS; ABSENCE OF REQUIRED CONSENTS OR WAIVERS. Provided the required approvals of Carolina's shareholders and of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Carolina with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of Carolina or any subsidiary, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Carolina or any subsidiary is bound or by which it or its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of Carolina or any subsidiary; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of

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Carolina or any subsidiary; or (v) interfere with or otherwise adversely affect the ability of Carolina to carry on its business as presently conducted, or interfere with or otherwise adversely affect the ability of FNB to carry on such business after the Effective Time. No consents, approvals or waivers are required to be obtained from any person or entity in connection with Carolina's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Carolina's shareholders as described in Section 7.1(a) below and of governmental or regulatory authorities as described in Section 7.1(d) below and approvals previously obtained.

      2.7 BOOKS AND RECORDS. The books of account of each of Carolina and its subsidiaries have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects Carolina's and its subsidiaries', respectively, items of income and expense and all of its assets, liabilities and shareholders' equity. The minute books of each of Carolina and its subsidiaries accurately reflect in all material respects the corporate actions which its respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to FNB and its representatives.

      2.8 REGULATORY REPORTS. Since January 1, 1995, each of Carolina and Richmond Savings has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the North Carolina Savings Institutions Division (the "Division") or the Administrator and (iii) any other governmental or regulatory authorities having jurisdiction over Carolina or any subsidiary except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on Carolina and its subsidiaries. All such reports, registrations and statements filed by Carolina or Richmond Savings with the FDIC, the Division, the Administrator or other such regulatory authority are collectively referred to herein as the "Carolina Reports." As of their respective dates, the Carolina Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and neither Carolina nor any of its subsidiaries has been notified that any such Carolina Reports were deficient as to form or content. Following the date of this Agreement, Carolina shall deliver to FNB, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made thereafter by Carolina or any subsidiary, with the FDIC, the Division, the Administrator or any other such regulatory authority.

      2.9  SEC FILINGS; FINANCIAL STATEMENTS.

      (A) SEC FILINGS. Carolina has filed and made available to FNB all forms, reports, and documents required to be filed by Carolina with the Securities and Exchange

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Commission (the "SEC") since December 31, 1995 (collectively, the "Carolina SEC
Reports"). The Carolina SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Carolina SEC Reports or necessary in order to make the statements in such Carolina SEC Reports, in light of the circumstances under which they were made, not misleading.

      (B) FINANCIAL STATEMENTS. Carolina has filed with the SEC and made available to FNB copies of its audited consolidated balance sheets as of June 30, 1999 and 1998 and its consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended June 30, 1999, 1998 and 1997, together with notes thereto (collectively, the "Carolina Financial Statements"); and following the date of this Agreement, Carolina promptly will deliver to FNB all other annual or interim financial statements prepared by or for Carolina. The Carolina Financial Statements (including any related notes and schedules thereto) (i) are in accordance in all material respects with Carolina's books and records, and (ii) except as stated therein, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and present fairly, in all material respects, Carolina's consolidated financial condition, assets and liabilities, results of operations, changes in shareholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein. The Carolina Financial Statements have been audited by Dixon Odom PLLC, independent certified public accountants.

      2.10 TAX RETURNS AND OTHER TAX MATTERS. (i) Each of Carolina and its subsidiaries has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Carolina, any subsidiary or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of Carolina to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the Carolina Financial Statements; (iii) tax returns and reports of Carolina and its subsidiaries have not been subject to audit by the Internal Revenue Service (the "IRS") or the North Carolina Department of Revenue in the last seven years and neither Carolina nor any subsidiary has received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) neither Carolina nor any subsidiary has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

      2.11 ABSENCE OF MATERIAL ADVERSE CHANGES OR CERTAIN OTHER EVENTS. (a) Since June 30, 1999, each of Carolina and its subsidiaries have conducted its respective business only in the ordinary course, and there has been no Material Adverse Effect, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a Material Adverse Effect, on Carolina and its subsidiaries.

       (b) Since June 30, 1999, and other than in the ordinary course of its business, neither Carolina nor any subsidiary has incurred any material liability or engaged in any material transaction or entered into any material agreement, increased the salaries, compensation or general benefits payable to its employees, suffered any loss, destruction or damage to any of its respective properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease. For purposes of this
Section 2.11(b), "material" means material to Carolina and its subsidiaries considered as one enterprise.

      2.12 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Carolina nor any subsidiary has any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Carolina Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since June 30, 1999 and which are not, individually or in the aggregate, material to Carolina and its subsidiaries considered as one enterprise.

      2.13  LITIGATION AND COMPLIANCE WITH LAW.

       (a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of Carolina, any facts or circumstances which reasonably could result in such), including without limitation any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of Carolina, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Carolina, any subsidiary or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of Carolina or any subsidiary for, or subject Carolina or its subsidiary to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on Carolina and its subsidiaries or on Carolina's ability to consummate the Merger.

      (b) Except for such licenses, permits, orders, authorizations or approvals ("Permits") the absence of which would not have a Material Adverse Effect on Carolina or its subsidiaries, each of Carolina and its subsidiaries has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on Carolina and its subsidiaries, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such

Permits. No proceeding is pending or, to the best knowledge and belief of management of Carolina, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

      (c) Neither Carolina nor any subsidiary is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the Federal Reserve Board, the FDIC or the Administrator) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against Carolina or a subsidiary which in any manner limits, restricts, regulates, enjoins or prohibits any present or past business or practice of Carolina or any subsidiary; and neither Carolina nor any subsidiary has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

      (d) Neither Carolina nor any subsidiary is in violation or default under, and each has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on Carolina and its subsidiaries, and, to the best knowledge and belief of management of Carolina, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

      2.14 REAL PROPERTIES. Carolina has Previously Disclosed to FNB a listing of all real property owned or leased by Carolina or any subsidiary (the "Real Property") and all leases pertaining to any such Real Property to which Carolina or any subsidiary is a party (the "Real Property Leases"). With respect to all Real Property, Carolina or any subsidiary has good and marketable fee simple title to, or a valid and subsisting leasehold interest in, such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (i) such lease is valid and enforceable in accordance with its terms, (ii) there currently exists no circumstance or condition which constitutes an event of default by Carolina or any subsidiary (as lessor or lessee) or its respective lessor or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (iii) subject to any required consent of Carolina's lessor, each such Real Property Lease may be assigned to FNB and the execution and delivery of this Agreement does not constitute an event of default thereunder. To the best knowledge and belief of management of Carolina, the Real Property complies with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, except for such noncompliance as does not or would not have a Material Adverse Effect on Carolina and its subsidiaries, and the Real Property may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use. All improvements and fixtures included in or on the Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which materially adversely affects the economic value thereof or materially adversely interferes (or will interfere after the Merger) with the contemplated use thereof.

      2.15 LOANS, ACCOUNTS, NOTES AND OTHER RECEIVABLES. Except to the extent as would not have a Material Adverse Effect on Carolina and its subsidiaries, (a) All loans, accounts, notes and other receivables reflected as assets on the books and records of Carolina and its subsidiaries (i) have resulted from bona fide business transactions in the ordinary course of operations of Carolina and its subsidiaries, (ii) were made in accordance with the standard loan policies and procedures of Carolina and its subsidiaries, and (iii) are owned by Carolina or a subsidiary free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

      (b) All of the records of Carolina and its subsidiaries regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any real or personal property or property rights ("Loan Collateral"), such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan, except to the extent failure to have such a lien would not have a Material Adverse Effect on Carolina and its subsidiaries.

      (c) To the best knowledge and belief of management of Carolina, each loan reflected as an asset on the books of Carolina and its subsidiaries and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty, except to the extent as would not have a Material Adverse Effect on Carolina and its subsidiaries.

      (d) Carolina has previously delivered to FNB (i) a written listing of each loan, extension of credit or other asset of Carolina or any subsidiary which, as of June 30, 1999, is classified by the FDIC or the Administrator as "Loss," "Doubtful," "Substandard" or "Special Mention" (or otherwise by words of similar import), or which it has designated as a special asset or for special handling or placed on any "watch list" because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) a written listing of each loan or extension of credit that, as of June 30, 1999, was past due as to the payment of principal or interest or both, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete in all material respects as of the date indicated.

      (e) As of September 30, 1999, Carolina's, or any subsidiary's, reserve for possible loan losses (the "Loan Loss Reserve") has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC and the Administrator and, in the best judgment of management of Carolina, is reasonable in view of the size and character of its loan portfolios, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in its loan portfolios. At September 30, 1999, Carolina's Loan Loss Reserve was $527,910.

      2.16 SECURITIES PORTFOLIO AND INVESTMENTS. All securities owned by Carolina or any subsidiary (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of Carolina or any subsidiary to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Carolina or any subsidiary is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which Carolina or any subsidiary has "purchased" securities under agreement to resell, Carolina or such subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since June 30, 1999, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of Carolina's securities portfolio as a whole.

      2.17 PERSONAL PROPERTY AND OTHER ASSETS. All tangible personal property of Carolina or any subsidiary material to the business operations of Carolina and its subsidiaries (including without limitation all banking equipment, data processing equipment, vehicles, and all other tangible personal property located in any office of or used by Carolina or such subsidiary in the operation of its business) is owned or leased by Carolina or such subsidiary free and clear of all liens, encumbrances, leases, title defects or exceptions to title other than such as are not material in character, amount or extent, and which do not materially detract from the value of, or interfere with the present or future use or ability to convey, the property subject thereto or affected thereby. All of Carolina's or any subsidiary's tangible personal property material to its business is in good operating condition and repair, ordinary wear and tear excepted.

      2.18 PATENTS AND TRADEMARKS. To the best knowledge and belief of management of Carolina, Carolina and its subsidiaries own, possess or have the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct their business as now conducted; and neither Carolina nor any subsidiary has violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

      2.19 ENVIRONMENTAL MATTERS. (a) Carolina has Previously Disclosed to FNB copies of all written reports, correspondence, notices or other materials, if any, in its or any subsidiary's possession pertaining to environmental surveys or assessments of the Real Property or any of its Loan Collateral and any improvements thereon, or to any violation of "Environmental Laws" (as defined below) on, affecting or otherwise involving the Real Property or any Loan Collateral.

      (b) There has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any "Hazardous Substances" (as defined below) by any person prior to the date hereof on, from or relating to the Real Property or, to the best knowledge and belief of management of Carolina, the Loan Collateral, which constitutes a violation of any Environmental Laws, except to the extent such presence, use, etc., when taken as a whole, would not have a Material Adverse Effect on Carolina or its subsidiaries.

      (c) Neither Carolina nor any subsidiary has violated any federal, state or local law, rule, regulation, order, permit or other requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions, and there has been no violation of any Environmental Laws (as defined in Section 2.19(f) below) (including, to the best knowledge and belief of management of Carolina, any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation Carolina or any subsidiary is or may be responsible or liable, except to the extent any violations of which, when taken as a whole, would not have a Material Adverse Effect on Carolina or its subsidiaries.

      (d) Neither Carolina nor any subsidiary is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or, to the best knowledge and belief of management of Carolina, any Loan Collateral by any person or entity, except to the extent such claims, demands, etc., when taken as a whole would not have a Material Adverse Effect on Carolina or its subsidiaries.

      (e) No facts, events or conditions relating to the Real Property or, to the best knowledge and belief of management of Carolina, any Loan Collateral, or the operations of Carolina or any subsidiary, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws, except to the extent as would not, when taken as a whole, have a Material Adverse Effect on Carolina or its subsidiaries.

      (f) For purposes of this Agreement, "Environmental Laws" shall include:

            (i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

            (ii) all contractual agreements, and

            (iii) all common law

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any Hazardous Substances (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any "Superfund" or "Superlien" law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now or at any time hereafter be defined or in effect.

       (g) For purposes of this Agreement, "Hazardous Substances" shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants; toxic chemicals; oil or other petroleum products, byproducts, or constituents (including but not limited to crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls ("PCBs") or any material containing PCBs; radioactive materials; biological micro organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as "sick building syndrome," "building-related illness" or similar conditions or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time hereafter may be in effect.

      2.20 BROKERAGE OR FINDERS' COMMISSIONS. All negotiations relative to this Agreement and the transactions described herein have been carried on by Carolina or its representative, Trident Securities, a division of McDonald Investments ("Trident"), directly with FNB or its representatives, and no person or firm other than Trident has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Carolina or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

      2.21 MATERIAL CONTRACTS. (a) Except as Previously Disclosed, neither Carolina nor any subsidiary is a party to or bound by any agreement, other than loans made in the ordinary course of business, (i) involving money or other property in an amount or with a value in excess of $50,000, (ii) which calls for the provision of goods or services to Carolina and cannot be terminated without material penalty upon written notice to the other party thereto, (iii) which is material to Carolina or any subsidiary and was not entered into in the ordinary course of business, (iv) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (v) which commits Carolina or any subsidiary to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of a subsidiary's business), (vi) which involves the purchase or sale of any assets of Carolina or any subsidiary, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of Carolina or any subsidiary, or (vii) with any director, officer or principal shareholder of Carolina or any subsidiary (including without limitation any consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of its business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

      (b) Neither Carolina nor any subsidiary is in default, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a Material Adverse Effect on Carolina and its subsidiaries.

      2.22 EMPLOYMENT MATTERS; EMPLOYEE RELATIONS. (a) Each of Carolina and its subsidiaries (i) has paid in full to or accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services rendered, including all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or its existing policies or practices, and (ii) is in compliance in all material respects with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and no person has, to the best knowledge and belief of management of Carolina, asserted that Carolina or any subsidiary is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

      (b) There is no action, suit or proceeding by any person pending or, to the best knowledge and belief management of Carolina, threatened against Carolina or any Subsidiary

(or their employees), involving employment discrimination, sexual harassment, wrongful discharge or similar claims. Neither Carolina nor any subsidiary is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or threatened labor dispute, work stoppage or strike involving Carolina, any subsidiary, or any of their employees, or any pending or threatened proceeding in which it is asserted that Carolina or any subsidiary has committed an unfair labor practice; and, neither Carolina nor any subsidiary is aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

      2.23 EMPLOYMENT AGREEMENTS; EMPLOYEE BENEFIT PLANS. (a) Carolina has Previously Disclosed to FNB a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by Carolina or any subsidiary for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the "Plans"). True and complete copies of all Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof, and all amendments thereto, previously have been supplied to FNB. Neither Carolina nor any subsidiary maintains, sponsors, contributes to or otherwise participates in any "Employee Benefit Plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA, or any "Multiple Employer Welfare Arrangement" within the meaning of Section 3(40) of ERISA. Each Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received or applied for a favorable determination letter from the IRS and Carolina is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Plans (and any Plans previously maintained by Carolina or any subsidiary) required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

      (b) All "Employee Benefit Plans" maintained by or otherwise covering employees or former employees of Carolina or its subsidiaries currently are, and at all times have been, in compliance with all provisions and requirements of ERISA except those the noncompliance of which, when taken as a whole, would not have a Material Adverse Effect on Carolina or its subsidiaries. There is no pending or threatened litigation relating to any Plan or any such Plan previously maintained by Carolina. Neither Carolina nor any subsidiary has engaged in a transaction with respect to any Plan that has subjected it, or absent the exemption under which the transaction was effected, would subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

      (c) Carolina has delivered to FNB a true, correct and complete copy (including copies of all amendments thereto) of each of its retirement plans that is intended to be qualified under Section 401(a) of the Code (collectively, the "Retirement Plans"), together with true, correct and complete copies of the summary plan descriptions relating to the Retirement Plans, the most recent determination letters received from the IRS regarding the Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Retirement Plans. The Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the Retirement Plans to said effect, including determination letters covering the current terms and provisions of the Retirement Plans. There are no issues relating to said qualification or exemption of the Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Retirement Plans and the administration thereof meet (and have met since the establishment of the Retirement Plans) the requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Retirement Plans and do not violate (and since the establishment of the Retirement Plans have not violated) any of the provisions of ERISA, the Code and such other laws, rules and regulations, except to the extent such violation, when taken as a whole, would not have a Material Adverse Effect on Carolina or its subsidiaries. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no disputes or unresolved disagreements with respect to the Retirement Plans or the administration thereof currently existing between Carolina, any subsidiary or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Carolina, any subsidiary or beneficiary of any such employee or any other person or entity. No "reportable event" within the meaning of Section 4043(b) of ERISA has occurred at any time with respect to the Retirement Plans, other than those, when taken as a whole, would not have a Material Adverse Effect on Carolina or its subsidiaries.

      (d) No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Carolina or any subsidiary with respect to the Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by Carolina or any subsidiary. Neither Carolina nor any subsidiary presently contributes to a "Multiemployer Plan" or has ever contributed to such a plan. All contributions required to be made pursuant to the terms of each of the Plans (including without limitation the Retirement Plans and any other "pension plan" (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by Carolina or any subsidiary have been timely made. Neither the Retirement Plans nor any other "pension plan" maintained by Carolina or any subsidiary have an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Carolina nor any subsidiary has provided, and is not required to provide, security to any "pension plan" or to any "Single Employer Plan" pursuant to Section 401(a)(29) of the Code. Under the Retirement Plans and any other "pension plan" maintained by Carolina or any subsidiary as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of
Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

      (e) There are no restrictions on the rights of Carolina or any subsidiary to amend or terminate any Plan. There are no restrictions on the rights or ability of Carolina to satisfy its obligations under Section 4.1(f) below, or on the right or ability of FNB to terminate the ESOP (as defined in Section 4.1(f) below), without Carolina or FNB incurring any liability under the ESOP or ERISA, assuming that such termination is in compliance with the Code and ERISA. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided for or contemplated by the transactions described in this Agreement) (i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, "golden parachute" or "change in control" payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

      2.24 INSURANCE. Carolina has in effect a "financial institutions bond" and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been previously disclosed to FNB (the "Policies"). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is required by applicable law or regulation; and, in the judgment of management of Carolina, the insurance coverage provided under the Policies is reasonable and adequate in all respects for Carolina and its subsidiaries. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in North Carolina; and Carolina and its subsidiaries have taken all requisite actions (including the giving of required notices) under each such Policy to preserve all rights thereunder with respect to all matters. Neither Carolina nor any subsidiary is in default under the provisions of, has received notice of cancellation or nonrenewal of or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims under any Policy, and Carolina has no knowledge of any facts or of the occurrence of any event that is reasonably likely to result in any such claim.

      2.25 INSURANCE OF DEPOSITS. The deposits of each depositor in Richmond Savings are insured by the Savings Association Insurance Fund of the FDIC to the maximum amount provided by law, all deposit insurance premiums due from Richmond Savings to the FDIC have been paid in full in a timely fashion, and, to the best knowledge and belief of Carolina, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

      2.26 COMPENSATION; STOCK OWNERSHIP. Carolina has Previously Disclosed (i) the name and current salary or wage rate for each present employee of Carolina or its subsidiaries, (ii) the name of and number of shares of Carolina Stock beneficially owned by each of the directors and officers of Carolina and by any person or entity known to Carolina to own beneficially 5% or more of Carolina Stock, and (iii) the name, number and vesting schedule of outstanding options and restricted stock awards held by each person to whom a stock option or restricted stock award has been granted and currently is outstanding under any stock option or other plan of Carolina including, without limitation, the Carolina Option Plan and the MR Plan.

      2.27 AFFILIATES. Carolina will deliver to FNB within 15 days of the date hereof a listing of those persons deemed by Carolina and its counsel as of the date of this Agreement to be "Affiliates" of Carolina as that term is defined in Rule 405 promulgated under the 1933 Act, including persons, trust, estates or other entities related to persons deemed to be Affiliates of Carolina.

      2.28 STATE TAKEOVER LAWS. Carolina has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of North Carolina (collectively, "Takeover Laws").

      2.29 OBSTACLES TO REGULATORY APPROVAL OR TAX TREATMENT. To the best knowledge and belief of management of Carolina, there exists no fact or condition relating to Carolina or any subsidiary that may reasonably be expected to (i) prevent, impede or delay FNB or Carolina from obtaining the regulatory approvals required to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a tax-free reorganization under Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to Carolina, Carolina shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to the President of FNB.

      2.30 YEAR 2000. Carolina has completed the four phases of its Year 2000 readiness program, as described in the May 5, 1997, Statement of the Federal Financial Institutions Examination Council ("FFIEC"), entitled "YEAR 2000 Project Management Awareness" and the April 10, 1998, "Guidance Concerning Testing for Year 2000 Readiness." Carolina has made available to FNB complete and accurate copies of its Year 2000 remediation contingency plan, as described in the FFIEC Statements of March 17, 1998, and May 13, 1998, entitled "Guidance Concerning Institution Due Diligence in Connection with Service Provider and Software Vendor Year 2000 Readiness" and "Guidance Concerning Contingency Planning in Connection with Year 2000 Readiness," respectively. Carolina has completed the four phases of the business resumption contingency planning process, as set forth in the guidance issued by FFIEC on December 11, 1998, and May 13, 1998, and has provided to FNB a complete and accurate copy of its business resumption contingency plan, written documentation supporting the plan's development and valuation, the results of tests on the plan, and a schedule for any future tests.

      2.31 DISCLOSURE. To the best knowledge and belief of management of Carolina, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Carolina at any time to FNB in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Carolina to FNB is or will be a true and complete copy of such document, unmodified except by another document delivered by Carolina.

       ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF FNB

      Except as otherwise specifically described herein or as "Previously Disclosed" to Carolina, FNB hereby makes the following representations and warranties to Carolina. ("Previously Disclosed" shall mean, as to FNB, the disclosure of information in a letter delivered by FNB to Carolina specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

      3.1 CORPORATE ORGANIZATION, CAPACITY AND AUTHORITY.

      (A) ORGANIZATION. FNB is a corporation duly organized and validly existing under the laws of the State of North Carolina and is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

      (B) SUBSIDIARIES. FNB has one wholly owned subsidiary, First National Bank and Trust Company, a national banking corporation. First National is sometimes referred to as the subsidiary of FNB. Other than First National, FNB has no subsidiaries, direct or indirect, and does not own, directly or indirectly, any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, except for equity issues reflected in First National's investment portfolio and securities held in a fiduciary capacity.

      (C) ORGANIZATION OF SUBSIDIARY. First National is duly organized and validly existing under the laws of the United States, and all of the outstanding capital stock of such subsidiary is owned of record and beneficially, free and clear of all security interests and claims, by FNB. FNB has previously delivered to Carolina true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of its subsidiary, including all amendments and proposed amendments thereto. All of the outstanding shares of capital stock of FNB's subsidiary are duly authorized, validly issued, fully paid and nonassessable.

      (D) POWER AND AUTHORITY. Each of FNB and its subsidiary has all requisite power and authority (corporate and other) to own, lease and operate its properties and conduct its business as now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on FNB and its subsidiary, and is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on FNB and its subsidiary. For purposes of this Article III, "Material Adverse Effect" shall mean: (a) with respect to references to FNB, any change in the business of FNB that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of FNB, or (b) with respect to references to FNB and its subsidiary, any change in the business of FNB or its subsidiary that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of FNB and its subsidiary considered as one enterprise.

      3.2 CAPITAL STOCK. The authorized capital stock of FNB consists of 10,000,000 shares of FNB Stock, of which 3,660,626 shares are issued and outstanding, and 200,000 shares of preferred stock, par value $10.00, of which no shares are issued and outstanding. Each outstanding share of FNB Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder. The shares of FNB Stock issued to Carolina's shareholders pursuant to this Agreement, when issued as described herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be issued in compliance with applicable federal and state securities laws.

      3.3 CONVERTIBLE SECURITIES, OPTIONS, ETC. FNB does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of FNB Stock or any other securities of FNB, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of FNB Stock or any other securities of FNB, or (iii) plan, agreement or other arrangement pursuant to which shares of FNB Stock or any other securities of FNB, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

      3.4 AUTHORIZATION AND VALIDITY OF AGREEMENT. This Agreement has been duly and validly approved by FNB's Board of Directors. Subject only to approval of the Plan of Merger by the shareholders of FNB, (i) FNB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize FNB to enter into this Agreement and to perform its respective obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of

FNB enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

      3.5 VALIDITY OF TRANSACTIONS; ABSENCE OF REQUIRED CONSENTS OR WAIVERS. Provided the required approvals of FNB's shareholders and of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by FNB with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of FNB or its subsidiary, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which FNB or its subsidiary is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of FNB or its subsidiary; (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of FNB or its subsidiary; or (v) interfere with or otherwise adversely affect FNB's ability to carry on its business as presently conducted. No consents, approvals or waivers are required to be obtained from any person or entity in connection with FNB's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of governmental or regulatory authorities described in Section 7.1(d) below and approvals previously obtained.

      3.6 BOOKS AND RECORDS. The books of account of FNB and its subsidiary have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects FNB's and its subsidiary's, respectively, items of income and expense and all of its assets, liabilities and shareholders' equity. The minute books of each of FNB and its subsidiary accurately reflect in all material respects the corporate actions which its respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Carolina and its representatives.

      3.7 REGULATORY REPORTS. Since January 1, 1995, FNB and its subsidiary have filed all reports, registrations and statements, together with any amendments that were required to be made with respect thereto, that were required to be filed with the Federal Reserve Board, the FDIC, the Office of the Comptroller of the Currency ("OCC") and any other governmental or regulatory authorities having jurisdiction over FNB or its subsidiary except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on FNB and its subsidiary. All such reports and statements filed with the Federal Reserve Board, the FDIC, the OCC or other such regulatory authority are collectively referred to herein as the "FNB Reports." As of their respective dates, the FNB Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and, FNB has not been notified that any such FNB Reports were deficient in any material respect as to form or content. Following the date of this Agreement, FNB shall deliver to Carolina upon its request a copy of any report, registration, statement or other regulatory filing made by FNB or its subsidiary with Federal Reserve Board, the FDIC, the OCC or any other such regulatory authority.

      3.8  SEC FILINGS; FINANCIAL STATEMENTS.

      (A) SEC FILINGS. FNB has filed and made available to Carolina all forms, reports, and documents required to be filed by FNB with the SEC since December 31, 1996 (collectively, the "FNB SEC Reports"). The FNB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FNB SEC Reports or necessary in order to make the statements in such FNB SEC Reports, in light of the circumstances under which they were made, not misleading.

      (B) FINANCIAL STATEMENTS. FNB has filed with the SEC and made available to Carolina copies of its audited consolidated balance sheets as of December 31, 1998 and 1997 and its consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996, together with notes thereto (collectively, the "FNB Financial Statements"); and, following the date of this Agreement, FNB promptly will deliver to Carolina all other annual or interim financial statements prepared by or for FNB. The FNB Financial Statements (including any related notes and schedules thereto) (i) are in accordance with FNB's books and records, and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and present fairly, in all material respects, FNB's consolidated financial condition, assets and liabilities, results of operations, changes in shareholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein. The FNB Financial Statements have been audited by KPMG LLP, independent certified public accountants.

      3.9 TAX RETURNS AND OTHER TAX MATTERS. (i) Each of FNB and its subsidiary has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against FNB, its subsidiary or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of FNB to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the FNB Financial Statements;
(iii) tax returns and reports of FNB and its subsidiary have not been subject to audit by the Internal Revenue Service (the "IRS") or the North Carolina Department of Revenue in the last seven years and neither FNB nor its subsidiary has received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) neither FNB nor its subsidiary has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

      3.10 ABSENCE OF MATERIAL ADVERSE CHANGES. Since December 31, 1998, there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a Material Adverse Effect on FNB and its subsidiary.

      3.11 ABSENCE OF UNDISCLOSED LIABILITIES. Neither FNB nor its subsidiary has any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the FNB Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 1998 and which are not, individually or in the aggregate, material to FNB and its subsidiary considered as one enterprise.

      3.12  LITIGATION AND COMPLIANCE WITH LAW.

       (a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of FNB, any facts or circumstances which reasonably could result in such), including without limitation any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of FNB, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting FNB, its subsidiary or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of FNB or its subsidiary for, or subject FNB or its subsidiary to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on FNB and its subsidiary or on FNB's ability to consummate the Merger.

      (b) Except for such licenses, permits, orders, authorizations or approvals ("Permits") the absence of which would not have a Material Adverse Effect on FNB or its subsidiary, each of FNB and its subsidiary has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on FNB and its subsidiary, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of FNB, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

      (c) Neither FNB nor its subsidiary is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the Federal Reserve Board, the FDIC or the OCC) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against FNB or its subsidiary which in any manner limits, restricts, regulates, enjoins or prohibits any present or past business or practice of FNB or its subsidiary; and neither FNB nor its subsidiary has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

      (d) Neither FNB nor its subsidiary is in violation or default under, and each has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on FNB and its subsidiary, and, to the best knowledge and belief of management of FNB, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

      3.13 ABSENCE OF BROKERAGE OR FINDERS' COMMISSIONS. All negotiations relative to this Agreement and the transactions described herein have been carried on by FNB or its representative, Wheat First Securities, a division of First Union Securities, Inc. ("Wheat First"), directly with Carolina or its representatives and no person or firm or other than Wheat First has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, FNB or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

      3.14 OBSTACLES TO REGULATORY APPROVAL OR TAX TREATMENT. To the best of the knowledge and belief of the management of FNB, no fact or condition relating to FNB exists that may reasonably be expected to (i) prevent, impede or delay FNB or Carolina from obtaining the regulatory approvals required in order to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a tax-free reorganization under Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to the executive officers of FNB, FNB promptly (and in any event within three days after obtaining such knowledge) shall communicate such fact or condition to the President of Carolina.

      3.15 YEAR 2000. FNB has completed the four phases of its Year 2000 readiness program, as described in the May 5, 1997, Statement of the Federal Financial Institutions Examination Council ("FFIEC"), entitled "YEAR 2000 Project Management Awareness" and the April 10, 1998, "Guidance Concerning Testing for Year 2000 Readiness." FNB will make available to Carolina complete and accurate copies of its Year 2000 remediation contingency plan, as described in the FFIEC Statements of March 17, 1998, and May 13, 1998, entitled "Guidance Concerning Institution Due Diligence in Connection with Service Provider and Software Vendor Year 2000 Readiness" and "Guidance Concerning Contingency Planning in Connection with Year 2000 Readiness," respectively. FNB has completed the four phases of the business resumption contingency planning process, as set forth in the guidance issued by FFIEC on December 11, 1998, and May 13, 1998, and has made available to Carolina a complete and accurate copy of its business resumption contingency plan, written documentation supporting the plan's development and valuation, the results of tests on the plan, and a schedule for any future tests.

      3.16 DISCLOSURE. To the best of the knowledge and belief of FNB, no written statement, certificate, schedule, list or written information furnished by or on behalf of FNB at any time to Carolina in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by FNB to Carolina is or will be a true and complete copy of such document, unmodified except by another document delivered by FNB.

                      ARTICLE IV. COVENANTS OF CAROLINA

      4.1 AFFIRMATIVE COVENANTS OF CAROLINA. Carolina hereby covenants and agrees as follows with FNB:

      (A) "AFFILIATES" OF CAROLINA. Carolina will use its best efforts to cause each Affiliate disclosed to FNB (in addition to each additional person who shall become an Affiliate of Carolina after the date of this Agreement or who shall be deemed by FNB or its counsel, in their sole discretion, to be an Affiliate of Carolina, and including persons, trusts, estates, corporations or other entities related to persons deemed to be Affiliates of Carolina) to execute and deliver to FNB prior to the Closing a written agreement (the "Affiliates' Agreement") relating to restrictions on shares of FNB Stock to be received by such Affiliates pursuant to this Agreement, which Affiliates' Agreement shall be in form and content reasonably satisfactory to FNB. Certificates for the shares of FNB Stock issued to Affiliates of Carolina shall bear a restrictive legend (substantially in the form as shall be set forth in the Affiliates' Agreement) with respect to the restrictions applicable to such shares.

      (B) CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME. Between the date of this Agreement and the Effective Time, except as otherwise agreed by FNB in writing, Carolina will carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and will, and where applicable will cause each of its subsidiaries to:

            (i) make all reasonable efforts to preserve intact its present business organization, keep available their present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

            (ii) maintain all of its properties and equipment used in its business in customary repair, order and condition, ordinary wear and tear excepted;

            (iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis except to the extent otherwise reasonably required by applicable laws or regulations or GAAP;

            (iv) comply with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

            (v) not change its existing loan underwriting guidelines, policies or procedures except as may be required by law;

            (vi) continue to maintain in force insurance such as is described in
      Section 2.24 above; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and

            (vii) promptly provide to FNB such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations as FNB reasonably shall request.

Carolina shall be permitted to conduct any proxy contests that may occur with respect to its 1999 annual shareholders meeting in the manner believed by management of Carolina, in consultation with its advisors, to be proper and in accordance with law.

      (C) LOANS. Carolina will obtain FNB's prior approval for each new extension of credit (including the issuance of unfunded commitments) that it or any of its subsidiaries proposes to make within the following categories: (i) loan participations, (ii) home mortgage loans exceeding $240,000 in principal and saleable (FNMA or FHLMC conforming) in the secondary market, (iii) home mortgage loans exceeding $250,000 in principal amount not immediately saleable (FNMA or FHLMC nonconforming) at par in the secondary market,

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



(iv) loans for commercial, business or agricultural purposes exceeding $200,000 in principal amount, and (v) loans for consumer or personal purposes (other than home equity loans) exceeding $50,000 in principal amount. Carolina will cease purchasing any loans from any automobile dealership and will cease any other form of indirect lending unless FNB has otherwise consented. Additionally, Carolina will make available and provide to FNB the following information with respect to its loans and other extensions of credit (such assets herein referred to as "Loans") as of September 30, 1999 and as of the end of each month thereafter until the Effective Time, such information for each month to be in form and substance as is usual and customary in the conduct of its business and to be furnished within 25 days of the end of each month ending after the date hereof, except as otherwise provided:

            (i) a list of Loans past due for 30 days or more as to principal or interest;

            (ii) an analysis of the Loan Loss Reserve and management's assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or "watch list" Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or "watch list" Loan;

            (iii)  a list of Loans in nonaccrual status;

            (iv) a list of all Loans over $50,000 without principal reduction for a period of longer than one year;

            (v) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

            (vi) a list of reworked or restructured Loans over $50,000 and still outstanding, including original terms, restructured terms and status; and

            (vii) a list of any actual or threatened litigation by or against Carolina pertaining to any Loans or credits, together with the pleadings and other filed documents related thereto.

      (D) NOTICE OF CERTAIN CHANGES OR EVENTS. Following the execution of this Agreement and up to the Effective Time, Carolina promptly will notify FNB in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or of
(ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of Carolina herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of

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



Carolina's covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.3 below.

      (E) CONSENTS TO ASSIGNMENT OF LEASES. Carolina will use its best efforts to obtain all required consents of its lessors to the assignment to FNB of Carolina's rights and obligations under any personal or real property leases, each of which consents shall be in such form as shall be specified by FNB.

      (F) QUALIFIED PLANS. Carolina shall take all appropriate action as shall be necessary to maintain the Employee Stock Ownership Plan of Richmond Savings Bank, Inc., SSB (the "ESOP"), the Richmond Savings Bank, SSB Savings Plan (the "Carolina 401(k) Plan"), and the Richmond Savings Bank, Inc., SSB Flexible Benefits Plan (the "Carolina Cafeteria Plan") as qualified plans for purposes of ERISA. Carolina acknowledges that FNB intends (i) that the ESOP will be terminated effective upon the merger of Richmond Savings into First National (which will be upon or after the Effective Time), (ii) that the Carolina 40l(k) Plan will be merged into FNB's Section 401(k) Savings Plan (the "FNB 401(k) Plan") as soon as practicable after the Effective Time and (iii) that the Carolina Cafeteria Plan will be terminated as soon as practical after the Effective Time. Carolina shall take all such actions with respect to such plans as shall be necessary to accomplish such intent and, until the Effective Time, will not take any other extraordinary actions with respects to such plans without the written consent of FNB.

      (G) FURTHER ACTION; INSTRUMENTS OF TRANSFER. Carolina shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to FNB all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of Carolina in consummating such transactions and (iii) cooperate with FNB fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

      4.2 NEGATIVE COVENANTS OF CAROLINA. Between the date hereof and the Effective Time, neither Carolina nor, if applicable, any of its subsidiaries, will do any of the following things or take any of the following actions without the prior written consent and authorization of the President of FNB.

      (A) AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS. Amend its Articles of Incorporation or bylaws.

      (B) CHANGE IN CAPITAL STOCK. Make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or issue (except pursuant to the exercise of options heretofore granted and outstanding under the Carolina Option Plan), sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action.

      (C) OPTIONS, WARRANTS AND RIGHTS. Grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action, other than the FNB Option.

      (D) DIVIDENDS. Declare or pay any dividends on the outstanding shares of capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders, other than its regularly scheduled quarterly dividend in the amount of $.06 per share of Carolina Stock; provided, however, that Carolina may declare and pay prior to the Effective Time such additional quarterly dividend of no more than $.06 per share if necessary to prevent its shareholders from failing to receive a quarterly dividend from either Carolina or FNB during a particular calendar quarter.

      (E) EMPLOYMENT, BENEFIT OR RETIREMENT AGREEMENTS OR PLANS. Except as required by law or contemplated by this Agreement, (i) enter into or become bound by any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by Carolina or any of its subsidiaries without cost or other liability on no more than 30 days' notice; (ii) amend any existing, or adopt, enter into or become bound by any new or additional, profit-sharing, bonus, incentive, change in control or "golden parachute," stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; (iii) grant or amend any existing options under the Carolina Option Plan or awards under the MR Plan;
(iv) make contributions to the Carolina 401(k) Plan other than matching contributions not to exceed $36,000 per year; (v) make contributions to the ESOP other than contributions (not to exceed $45,000 per quarter) necessary for the ESOP to meet its quarterly loan payment obligations; or (vi) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

      (F) INCREASE IN COMPENSATION. With the exception of the anticipated increases in annual salary and annual officer and employee bonuses Previously Disclosed to FNB, increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants.

      (G) ACCOUNTING PRACTICES. Make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

      (H) ACQUISITIONS; ADDITIONAL BRANCH OFFICES. Except for the branch office proposed in Pinehurst, North Carolina, directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

      (I) CHANGES IN BUSINESS PRACTICES. Except as may be required by the FDIC, the Administrator or any other governmental or other regulatory agency or as shall be required by applicable law, regulation or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Section 4.1(b) above and Section 6.9 below.

      (J) EXCLUSIVE MERGER AGREEMENT. Directly or indirectly, through any person
(i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than FNB) relating to a merger or other acquisition of Carolina or the purchase or acquisition of any Carolina Stock or all or any significant part of Carolina's assets; or, except as required by law or by fiduciary obligations owed to the person assisted, provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning Carolina or its business, or afford to any other person or entity access to its properties, facilities, books or records; (iii) sell or transfer all or any significant part of Carolina's assets to any other person or entity; or (iv) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

      (K) ACQUISITION OR DISPOSITION OF ASSETS.

            (i) Except in the ordinary course of business consistent with its past practices, sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

            (ii) Except in the ordinary course of business consistent with past practices, purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

            (iii) Enter into any purchase commitment for supplies or services which calls for prices of goods or fees for services materially higher than current market prices or fees or which obligates Carolina or any subsidiary for a period longer than six months;

            (iv) Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or

            (v) Sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license) other than assets that are obsolete or no longer used in Carolina's business; or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of Carolina or any subsidiary or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

      (L) DEBT; LIABILITIES. Except in the ordinary course of its business consistent with its past practices, (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other liability or obligation (absolute or contingent).

      (M) LIENS; ENCUMBRANCES. Mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (with the exception of those liens and encumbrances Previously Disclosed to FNB with specificity) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with borrowings from the Federal Home Loan Bank of Atlanta, securing of public funds deposits, repurchase agreements or other similar operating matters).

      (N) WAIVER OF RIGHTS. Waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money's worth, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders.

      (O) OTHER CONTRACTS. Except as Previously Disclosed, enter into or become bound by any contracts, agreements, commitments or understandings (other than those described elsewhere in this Section 4.2) (i) for or with respect to any charitable contributions; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which Carolina or any subsidiary would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding and whether or not in the ordinary course of its business, would obligate or commit Carolina or any subsidiary to make expenditures of more than $25,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of Carolina's or any subsidiary's lending operations).

      (P) DEPOSIT LIABILITIES. Make any change in its current deposit policies, including pricing and acceptance, and shall not take any actions designed to materially decrease the aggregate level of deposits as of the date of this Agreement.

                         ARTICLE V. COVENANTS OF FNB

      FNB hereby covenants and agrees as follows with Carolina:

      5.1 NASDAQ NOTIFICATION. Prior to the Effective Time, FNB shall file with the National Association of Securities Dealers such notifications and other materials (and shall pay such fees) as shall be required for the listing on Nasdaq of the shares of FNB Stock to be issued to Carolina's shareholders pursuant to the Merger.

      5.2  EMPLOYMENT.

      (A) R. LARRY CAMPBELL. Provided he remains employed as President and Chief Executive Officer of Carolina and Richmond Savings at the Effective Time, FNB shall enter into an employment agreement with R. Larry Campbell as of the Effective Time which shall contain substantially the same terms and conditions and be in substantially the same form as is attached hereto as Schedule B.

      (B) JOHN W. BULLARD. Provided he remains employed as Executive Vice President and Chief Operations Officer of Richmond Savings at the Effective Time, FNB or its subsidiary shall either (i) assume the obligations of Richmond Savings under that certain employment agreement dated as of November 22, 1996 between Richmond Savings and John W. Bullard or (ii) enter into a new employment agreement with John W. Bullard on mutually agreeable terms. In any event, FNB or its subsidiary will assume any obligations of Richmond Savings under the John W. Bullard's executive income and deferred compensation and split dollar agreements Previously Disclosed to FNB.

      (C) OTHER EMPLOYEES; SEVERANCE PLAN. After the Effective Time, FNB may, but shall be under no obligation to, retain other employees of Carolina and its subsidiaries. Any such person retained shall be an employee of FNB on an "at-will" basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate FNB to employ any such person for any specific period of time or in any specific position or location or to restrict FNB's right to change the rate of compensation or terminate the employment of any such person at any time and for any reason. FNB acknowledges the obligations of Richmond Savings and shall cause Richmond Savings or First National (if successor to Richmond Savings) to pay severance benefits to employees of Richmond Savings under the Richmond Savings Bank, SSB Severance Plan effective

November 22, 1996 (the "Severance Plan") if their employment is terminated after a Change in Control (as defined in the Severance Plan). FNB shall pay "pay to stay" compensation to those employees of Richmond Savings determined by FNB and Carolina to be key employees and necessary to the transition of the merger of the operations of Richmond Savings and First National provided that they remain through any transition period.

      5.3 EMPLOYEE BENEFITS.

      (A) GENERALLY. Except as otherwise provided herein and to the extent permitted by contribution and deduction limitations of ERISA and the Code with respect to FNB's qualified plans, any employee of Carolina or its subsidiaries who continues employment with FNB, Carolina or their subsidiaries at the Effective Time (a "New Employee") shall become entitled to receive all employee benefits and to participate in all benefit plans provided by FNB or First National on the same basis and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of FNB or First National. However, each New Employee shall be given credit for his or her full years of service with Carolina or any of its subsidiaries for purposes of
(i) entitlement to vacation and sick leave and for participation in all FNB or First National welfare, insurance and other fringe benefit plans, and (ii) eligibility for participation and vesting in the FNB 401(k) Plan and in FNB's defined benefit pension plan (the "FNB Pension Plan"). Notwithstanding any provision herein to the contrary, FNB will not be required to take any action that could adversely affect the continuing qualification of the FNB 40l(k) Plan or the FNB Pension Plan. FNB will grant to each New Employee a pro rata amount of sick leave and vacation leave, in accordance with FNB standard leave policies, for the period between the Effective Time and the end of the calendar year during which the Effective Time occurs. Each New Employee will be permitted to carry over accrued and unused sick leave and vacation leave earned at Richmond Savings but shall thereafter be subject to FNB's leave policies.

      (B) HEALTH INSURANCE. Each New Employee shall be entitled to participate in First National's group health insurance plan at a cost equal to the cost for any First National employee and such participation shall be without regard to pre-existing condition requirements under First National's group health insurance plan, to the extent any such condition at the Effective Time would have been covered under the health insurance plans of Carolina.

      (C) OPTION AND MR PLANS. FNB shall assume each stock option granted under the Carolina Option Plan as provided in Section 1.6(a) above, or shall substitute options under the FNB Plan in accordance with the provisions of 1.6(c) above. FNB will assume the obligations of Richmond Savings under the MR Plan as provided in Section 1.7 above.

      5.4  CAROLINA DIRECTORS.

      (A) REPRESENTATION ON FNB BOARD. FNB shall take such actions as shall be required to increase the number of members of its Board of Directors by two and shall appoint two persons nominated by Carolina at the Effective Time to fill such positions and serve as directors of FNB until the next annual meeting of shareholders at which directors of FNB are elected. FNB's Board shall, if necessary, nominate such persons for election at annual meetings of FNB shareholders such that such nominees of Carolina, if elected by FNB's shareholders, would be able to serve as directors of FNB for no less than three years after the Effective Time. FNB will take such action as shall be necessary to waive any mandatory retirement policies of FNB with respect to its Board of Directors for such nominees to serve for no less than three years after the Effective Time.

      (B) ADVISORY BOARD. Each of the members of Carolina's Board of Directors (other than those appointed as members of the FNB Board of Directors pursuant to Section 5.4 (a) above) at the Effective Time shall be appointed to serve as a member of FNB's local advisory board in Rockingham, North Carolina after the Effective Time notwithstanding any mandatory retirement policy of FNB for its advisory directors generally. Each person so appointed, shall diligently discharge his or her duties as an advisory board member and promote in good faith FNB's best interests. For their services as advisory board members, each person so appointed shall be compensated at the rate presently in effect as Previously Disclosed for serving as a member of the Carolina Board of Directors for a period of three years after the Effective Time provided that he or she remains a director of the advisory board and provided further that he or she not be serving as a director or advisory director of another financial institution or financial institution holding company. Each such person's service as an advisory director will be at FNB's pleasure and will be subject to FNB's normal policies and procedures regarding the appointment and service of advisory directors; provided, however, that if any such person's service as an advisory director is terminated by FNB, FNB shall continue to pay such person compensation for the balance of the three-year period after the Effective Time upon such termination.

      (C) DEFERRED COMPENSATION. FNB shall assume the obligations of Carolina under the Previously Disclosed deferred compensation arrangements presently in effect for Carolina's directors.

      5.5 INDEMNIFICATION OF DIRECTORS AND OFFICERS. (a) After the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and liability insurance coverage for Carolina and its directors and officers, FNB shall indemnify, hold harmless and defend the directors and officers of Carolina in office on the date hereof or the Effective Time, to the same extent as it indemnifies its own directors and officers, from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature including without limitation reasonable attorneys' fees and legal costs and expenses therewith whether known or unknown and whether now existing or hereafter arising which may be threatened against, incurred, undertaken, received or paid by such persons in connection with or which arise out of or result from or are based upon any action or failure to act by such person in the ordinary scope of his duties as a director or officer of Carolina (including service as a director or officer of any Carolina subsidiary or fiduciary of any of the Carolina Plans (as defined in Section 2.23(a)) through the Effective Time; provided, however, that FNB shall not be obligated to indemnify such person for (i) any act not available for statutory or permissible indemnification under North Carolina law, (ii) any penalty, decree, order, finding or other action imposed or taken by any regulatory authority,
(iii) any violation or alleged violation of federal or state securities laws to the extent that indemnification is prohibited by law, or (iv) any claim of sexual or other unlawful harassment, or any form of employment discrimination prohibited by federal or state law; further, provided, however, that (A) FNB shall have the right to assume the defense thereof and upon such assumption FNB shall not be liable to any director or officer of Carolina for any legal expenses of other counsel or any other expenses subsequently incurred by such director or officer in connection with the defense thereof, except that if FNB elects not to assume such defense or counsel for such director or officer reasonably advises such director or officer that there are issues which raise conflicts of interest between FNB and such director or officer, such director or officer may retain counsel reasonably satisfactory to him, and FNB shall pay the reasonable fees and expenses of such counsel, (B) FNB shall not be liable for any settlement effected without its prior written consent, and (C) FNB shall have no obligation hereunder to any director or officer of Carolina when and if a court of competent jurisdiction shall determine that indemnification of such director or officer in the manner contemplated hereby is prohibited by applicable law. The indemnification provided herein shall be in addition to any indemnification rights an indemnitee may have by law, pursuant to the charter or bylaws of Carolina or any of its subsidiaries or pursuant to any Plan for which the indemnity serves as a fiduciary.

       (b) From and after the Effective Time, FNB will directly or indirectly cause the persons who served as directors or officers of Carolina at the Effective Time to be covered by Carolina's existing directors' and officers' liability insurance policy (provided that FNB may substitute therefor policies of at least the same coverage in amounts contained and terms and conditions which are not less advantageous than such policy). Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

      (c) The indemnification provided by this Section 5.5 is the sole indemnification provided by FNB to the directors and officers of Carolina for service in such positions up to and through the Effective Time. This Section 5.5 is intended to create personal rights in the directors and officers of Carolina, who shall be deemed to be third-party beneficiaries hereof. Notwithstanding any other provision of this Agreement, at the Effective Time, the indemnification rights provided herein shall not be extinguished but shall instead survive for a period of three years after the Effective Time.

      5.6 MERGER SUB ORGANIZATION. FNB shall organize Merger Sub under the laws of the State of North Carolina prior to the Effective Time. The outstanding capital stock of Merger Sub shall consist of 1,000 shares of common stock, all of which will be owned by FNB. Prior to the Effective Time, Merger Sub shall not
(i) conduct any business operations whatsoever or (ii) enter into any contract or agreement of any kind, acquire any assets, or incur any liability, except as may be expressly contemplated by this Agreement or the Plan of Merger or as FNB and Carolina may otherwise agree. FNB, as the sole shareholder of Merger Sub, shall vote prior to the Effective Time the shares of common stock of Merger Sub in favor of the Plan of Merger and shall take all such other actions as shall be necessary for Merger Sub to consummate the transactions described herein. At the Effective Time,

Merger Sub shall be a corporation duly organized and validly existing under the laws of the State of North Carolina with the corporate power and authority necessary to consummate the transactions contemplated by the Plan of Merger.

      5.7 NOTICE OF CERTAIN CHANGES OR EVENTS. Following the execution of this Agreement and up to the Effective Time, FNB promptly will notify Carolina in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or of
(ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of FNB herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of FNB's covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.2 below.

      5.8 FURTHER ACTION; INSTRUMENTS OF TRANSFER. FNB shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to Carolina all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of FNB in consummating such transactions and (iii) cooperate with Carolina fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

                        ARTICLE VI. MUTUAL AGREEMENTS

      6.1 REGISTRATION STATEMENT SHAREHOLDERS' MEETINGS; JOINT PROXY STATEMENT/PROSPECTUS.

      (A) REGISTRATION STATEMENT AND "BLUE SKY" APPROVALS. As soon as practicable following the execution of this Agreement, FNB shall prepare and file with the SEC under the 1933 Act a registration statement on Form S-4 (or on such other form as FNB shall determine to be appropriate) (the "Registration Statement") covering the FNB Stock to be issued to shareholders of Carolina pursuant to this Agreement. Additionally, FNB shall take all such other actions, if any, as shall be required by applicable state securities or "blue sky" laws
(i) to cause the FNB Stock to be issued upon consummation of the Merger, and at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied, and (iii) to obtain any and all required approvals or consents to the issuance of such stock. FNB shall deliver to Carolina and its counsel a preliminary draft of the Registration Statement and the Joint Proxy Statement/Prospectus as soon as practicable after the date of this Agreement.


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



      (B) MEETINGS OF SHAREHOLDERS. Each of Carolina and FNB shall cause a special meeting of its shareholders to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of this Agreement and Plan of Merger. In connection with the call and conduct of and all other matters relating to its respective shareholders' meeting (including the solicitation of proxies), Carolina and FNB shall each fully comply with all provisions of applicable federal and state law and regulations and with its Articles of Incorporation and bylaws.

      (C) PREPARATION AND DISTRIBUTION OF PROXY STATEMENT/PROSPECTUS. FNB and Carolina jointly shall prepare a "Joint Proxy Statement/Prospectus" for distribution to their shareholders as the proxy statement relating to solicitation of proxies for use at the shareholders' meetings contemplated in
Section 6.1(b) above and as FNB's prospectus relating to the offer and distribution of FNB Stock as described herein. The Joint Proxy Statement/Prospectus shall be in such form and shall contain or be accompanied by such information regarding the shareholders' meetings, this Agreement, the parties hereto, the Merger and other transactions described herein as is required by applicable law and regulations and otherwise as shall be agreed upon by FNB and Carolina. FNB shall include the Joint Proxy Statement/Prospectus as the prospectus in its "Registration Statement" described below; and FNB and Carolina shall cooperate with each other in good faith and shall use their best efforts to cause the Joint Proxy Statement/Prospectus to comply with any comments of the SEC. Each of Carolina and FNB shall mail the Joint Proxy Statement/Prospectus to its shareholders prior to the scheduled date of its shareholders' meeting; provided, however, that no such materials shall be mailed to Carolina's shareholders unless and until FNB shall have determined to its own satisfaction that the conditions specified in Sections 7.1(b) and (c) below have been satisfied and shall have approved such mailing.

      (D) RECOMMENDATION OF BOARDS OF DIRECTORS. Subject to their fiduciary obligations, the Board of Directors of each of Carolina and FNB shall recommend to the shareholders of its respective corporation that they vote their shares at the shareholders' meeting contemplated by Section 6.1(b) above to approve this Agreement and the Plan of Merger, and the Joint Proxy Statement/Prospectus will so indicate and state that each respective Board of Directors considers the Merger to be advisable and in the best interests of the respective corporation and its shareholders.

      (E) INFORMATION FOR PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT. Each of FNB and Carolina shall promptly respond, and use its best efforts to cause its directors, officers, accountants and affiliates to promptly respond, to requests by the other party and its counsel for information for inclusion in the various applications for regulatory approvals and in the Joint Proxy Statement/Prospectus. Each of FNB and Carolina hereby covenants with the other that none of the information provided by it for inclusion in the Joint Proxy Statement/Prospectus will, at the time of its mailing, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and, at all times following such mailing up to and including the Effective Time, none of such information contained in the Joint Proxy Statement/Prospectus, as it may be amended or supplemented, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

      6.2 REGULATORY APPROVALS. Within 75 days after the date of this Agreement, each of FNB and Carolina shall prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of it, by applicable law and regulations with respect to the transactions described herein (including applications to the Federal Reserve Board, the Administrator and to any other applicable federal or state banking, securities or other regulatory authority). Each party shall use its best efforts in good faith to obtain all necessary regulatory approvals required for consummation of the transactions described herein. Each party shall cooperate with the other party in the preparation of all applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements or other material that may be required by any other party to complete any such application; and, before the filing therefor, each party to this Agreement shall have the right to review and comment on the form and content of any such application to be filed by any other party. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

      6.3 ACCESS. Following the date of this Agreement and to and including the Effective Time, Carolina and FNB shall each provide the other party and such other party's employees, accountants, counsel or other representatives, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants as Carolina and FNB, as the case may be, shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by FNB or Carolina shall be performed in such a manner as will not interfere unreasonably with the other party's normal operations or with relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties having due regard for the foregoing.

      6.4 COSTS. Subject to the provisions of Section 8.3(c) below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, each of FNB and Carolina shall pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including without limitation all accounting fees, legal fees, filing fees, printing costs, travel expenses, and investment banking fees). However, subject to the provisions of Section 8.3(c) below, all costs incurred in connection with the printing and mailing of the Joint Proxy Statement/Prospectus shall be deemed to be incurred and shall be paid fifty percent (50%) by Carolina and fifty percent (50%) by FNB.


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



      6.5 ANNOUNCEMENTS. No person other than the parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to FNB or Carolina any such disclosure by FNB or Carolina, as the case may be, is required by law or otherwise is prudent.

      6.6 CONFIDENTIALITY. FNB and Carolina each shall treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the other during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Section 6.6), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC or other regulatory authorities in connection with the transactions described herein, or
(iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law. In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other party all copies of any and all documents or other written materials or information (including computer generated and stored data) of or relating to such other party which were obtained from them during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party. The parties' obligations of confidentiality under this Section 6.6 shall survive and remain in effect following any termination of this Agreement.

      6.7 ENVIRONMENTAL STUDIES. At its option, FNB may cause to be conducted Phase I environmental assessments of the Real Property, the real estate subject to any Real Property Lease, or the Loan Collateral, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as FNB shall deem necessary or desirable

(collectively, the "Environmental Survey"); provided, however, that the Environmental Survey, as much as possible, shall be performed in such a manner as will not interfere unreasonably with Carolina's normal operations, and provided further, however, that Carolina shall use its best efforts to obtain any required consents of third parties to permit any Environmental Survey of any Loan Collateral. FNB shall attempt in good faith to complete all such Phase I environmental assessments within 60 days following the date of this Agreement and thereafter to conduct and complete any such additional studies, testing, sampling and analyses as promptly as practicable. Subject to the provisions of
Section 8.3(c) below, the costs of the Environmental Survey shall be paid by FNB. If (i) the final results of any Environmental Survey (or any related analytical data) reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral at any time prior to the Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral which constitutes or would constitute a violation of any Environmental Laws, and if, (ii) based on the advice of its legal counsel or other consultants, FNB believes that Carolina or, following the Merger, FNB, could become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that Carolina or, following the Merger, FNB, could become liable for monetary damages (including without limitation any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, Carolina or, following the Merger, FNB, could incur any such liability if it acquired title to such Loan Collateral), and if, (iii) based on the advice of their legal counsel or other consultants, FNB reasonably believes the amount of expenses or liability which either of them could incur or for which either of them could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time or over any period of time could equal or exceed an aggregate of $250,000 over any period of time, then FNB shall give Carolina prompt written notice thereof (together with all information in its possession relating thereto) and, at FNB's sole option and discretion, at any time thereafter and up to the Effective Time, it may terminate this Agreement without further obligation or liability to Carolina or its shareholders.

      6.8 TAX-FREE REORGANIZATION. FNB and Carolina shall each use its best efforts to cause the Merger to qualify as a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Code and that it shall not intentionally take any action that would cause the Merger to fail to so qualify.

      6.9 CERTAIN MODIFICATIONS. FNB and Carolina shall consult with each other with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Carolina shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. FNB and Carolina also shall consult with each other with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them. The representations, warranties and covenants of each of FNB and Carolina contained in this Agreement shall not be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken by reason of this Section 6.9.

      6.10 TRANSITION TEAM. FNB and Carolina shall create a transition team comprised of staff and representatives of Carolina and staff and representatives of FNB (the "Transition Team"). The purpose of the Transition Team shall be to provide detailed guidance to FNB in fulfilling and consummating the Merger, to maintain open lines of communication between Carolina and FNB, and to handle customer inquiries regarding the Merger. The Transition Team shall meet as necessary until the Effective Time. Members of the Transition Team shall receive no separate compensation for such service.

                 ARTICLE VII. CONDITIONS PRECEDENT TO MERGER

      7.1 CONDITIONS TO ALL PARTIES' OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

      (A) CORPORATE ACTION. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger in consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including without limitation the approvals of the shareholders of Carolina and of FNB of this Agreement and the Plan of Merger.

      (B) REGISTRATION STATEMENT EFFECTIVE. The Registration Statement (including any post-effective amendments thereto) shall be effective under the 1933 Act, and no stop orders or proceedings shall be pending or, to the knowledge of FNB, threatened by the SEC to suspend the effectiveness of such Registration Statement.

      (C) "BLUE SKY" APPROVALS. FNB shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of exemptions from Blue Sky registration requirements as may be necessary, and no stop orders or proceedings shall be pending or, to the knowledge of FNB, threatened by any state Blue Sky administration to suspend the effectiveness of any registration statement filed therewith with respect to the issuance of FNB Stock in the Merger.

      (D) REGULATORY APPROVALS. (i) The Merger and other transactions described herein shall have been approved, to the extent required by law, by the Federal Reserve Board, the Administrator, and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions, (ii) no governmental or regulatory agency or authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by FNB or Carolina to be materially disadvantageous or burdensome or to so adversely affect the economic or business benefits of this Agreement to FNB or Carolina's shareholders as to render it inadvisable for it to consummate the Merger; (iii) all applicable waiting periods following regulatory approvals shall have expired without objection to the Merger by the Federal Reserve Board or other applicable regulatory authorities; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

      (E) ADVERSE PROCEEDINGS, INJUNCTION, ETC. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the Federal Reserve Board, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit Carolina or FNB from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against Carolina or FNB or any of their respective officers or directors which shall reasonably be considered by Carolina or FNB to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

      (F) TAX OPINION. The parties shall have received an opinion of Schell Bray Aycock Abel & Livingston P.L.L.C. in form and substance satisfactory to FNB and Carolina, substantially to the effect that: (i) for federal income tax purposes, consummation of the Merger will constitute a "reorganization" as defined in
Section 368(a) of the Code; (ii) no taxable gain will be recognized by a shareholder of Carolina upon such shareholder's receipt solely of FNB Stock in exchange for his or her Carolina Stock (except with respect to cash in lieu of fractional shares); (iii) the basis of the FNB Stock received by the shareholder in the Merger will be the same as the basis in such shareholder's Carolina Stock surrendered in exchange therefor decreased by the amount of cash received, if any, in lieu of a fractional share; and (iv) if Carolina Stock is a capital asset in the hands of the shareholder at the Effective Time, the holding period of the FNB Stock received by the shareholder in the Merger will include the holding period of Carolina Stock surrendered in exchange therefor. In rendering its opinion, Schell Bray Aycock Abel & Livingston P.L.L.C. will require and rely on representations by officers of FNB and Carolina, and will be entitled to make reasonable assumptions.

      (G) NASDAQ LISTING. FNB shall have satisfied all requirements for the shares of FNB Stock to be issued to the shareholders of Carolina and holders of options issued under the Carolina Option Plan in connection with the Merger to be listed on Nasdaq as of the Effective Time.

      (H) POOLING LETTERS. FNB shall have received a letter, dated as of the Effective Time, in form and substance reasonably satisfactory to FNB, from KPMG LLP, independent public accountants, to the effect that the Merger will qualify for pooling-of-interests accounting treatment. FNB shall have received a letter, dated as of the Effective Time, in form and substance reasonably satisfactory to FNB, from Dixon Odom P.L.L.C., independent public accountants, to the effect that such firm is not aware of any matters relating to Carolina or its subsidiaries that would preclude the Merger from qualifying for pooling-of-interests accounting treatment.

      7.2 ADDITIONAL CONDITIONS TO CAROLINA'S OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, Carolina's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

      (A) MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB and its consolidated subsidiary considered as one enterprise and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

      (B) COMPLIANCE WITH LAWS. FNB shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB and its consolidated subsidiary considered as one enterprise.

      (C) FNB'S REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF AGREEMENTS; OFFICERS' CERTIFICATE. Unless waived in writing by Carolina as provided in
Section 10.2 below, (i) each of the representations and warranties of FNB contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB and its consolidated subsidiary considered as one enterprise, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement; and (ii) FNB shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. Carolina shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of FNB to the foregoing effect and as to such other matters as may be reasonably requested by Carolina.

      (D) LEGAL OPINION OF FNB'S COUNSEL. Carolina shall have received from Schell Bray Aycock Abel & Livingston P.L.L.C., counsel for FNB, a written opinion dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to Carolina and its counsel.

      (E) FAIRNESS OPINION. Carolina shall have received from its financial advisor, Trident, dated as of a date prior to the mailing of the Joint Proxy Statement/Prospectus to Carolina's shareholders in connection with its shareholders' meeting to the effect that the consideration to be received by Carolina's shareholders in the Merger is fair, from a financial point of view, to Carolina and its shareholders.

      (F) OTHER DOCUMENTS AND INFORMATION FROM FNB. FNB shall have provided to Carolina correct and complete copies of its Articles of Incorporation, bylaws and Board of Directors and shareholder resolutions approving this Agreement and the Merger (all certified by its Secretary), together with certificates of the incumbency of its officers and such other closing documents and information as may be reasonably requested by Carolina or its counsel.

      7.3 ADDITIONAL CONDITIONS TO FNB'S OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, FNB's obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

      (A) MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Carolina and its subsidiaries considered as one enterprise and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

      (B) COMPLIANCE WITH LAWS. Carolina shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FNB or Carolina.

      (C) CAROLINA'S REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF AGREEMENTS; OFFICERS' CERTIFICATE. Unless waived in writing by FNB as provided in Section 10.2 below, (i) each of the representations and warranties of Carolina contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Carolina and its subsidiaries considered as one enterprise, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement, and (ii) Carolina shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. FNB shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of Carolina to the foregoing effect and as to such other matters as may be reasonably requested by FNB.

      (D) LEGAL OPINION OF CAROLINA'S COUNSEL. FNB shall have received from Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., counsel to Carolina, a written opinion, dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to FNB and its counsel.

      (E) FAIRNESS OPINION. FNB shall have received from its financial advisor, Wheat First, a written opinion dated as of a date prior to the mailing of the Joint Proxy Statement/Prospectus to FNB's shareholders in connection with its shareholders' meeting to the effect that the consideration to be paid in the Merger is fair, from a financial point of view, to FNB and its shareholders.

      (F) OTHER DOCUMENTS AND INFORMATION FROM CAROLINA. Carolina shall have provided to FNB correct and complete copies of Carolina's Articles of Incorporation, bylaws and Board and shareholder resolutions (all certified by Carolina's Secretary), together with certificates of the incumbency of Carolina's officers and such other closing documents and information as may be reasonably requested by FNB or its counsel.

      (G) AMENDMENTS TO BENEFIT PLANS. The Board of Directors of Carolina shall have adopted and implemented, effective as of the Effective Time, such amendments to the Carolina Option Plan and the MR Plan as may be necessary in accordance with the provisions of this Agreement and otherwise satisfactory to FNB.

      (H) CONSENTS TO ASSIGNMENT OF PROPERTY LEASES. Carolina shall have obtained all required consents to the assignment to FNB of its rights and obligations under any personal property lease and any Real Property Lease material to the business of Carolina and its subsidiaries considered as one enterprise, and such consents shall be in such form and substance as shall be satisfactory to FNB; and each of the lessors of Carolina shall have confirmed in writing that Carolina is not in default under the terms and conditions of any personal property lease or any Real Property Lease.

                 ARTICLE VIII. TERMINATION; BREACH; REMEDIES

      8.1 MUTUAL TERMINATION. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of Carolina and
FNB), this Agreement may be terminated by the mutual agreement of FNB and Carolina. Upon any such mutual termination, all obligations of Carolina and FNB hereunder shall terminate and each party shall pay costs and expenses as provided in Section 6.4 above.

      8.2 UNILATERAL TERMINATION. This Agreement may be terminated by either FNB or Carolina (whether before or after approval hereof by Carolina's or FNB's shareholders) upon written notice to the other parties and under the circumstances described below.

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



      (A) TERMINATION BY FNB. This Agreement may be terminated by FNB by action of its Board of Directors:

            (i) if any of the conditions to the obligations of FNB (as set forth in Section 7.1 and 7.3 above) shall not have been satisfied or effectively waived in writing by FNB by June 30, 2000 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of FNB to satisfy any of its obligations, covenants or agreements contained herein);

            (ii) if Carolina shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or
      Article VI herein in any material respect;

            (iii) if FNB determines at any time that any of Carolina's representations or warranties contained in Article II above or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

            (iv) if, notwithstanding FNB's satisfaction of its obligations under
      Section 6.1 above, Carolina's or FNB's shareholders do not approve this Agreement and Plan of Merger at its shareholders' meeting held for such purpose;

            (v) if the Merger shall not have become effective on or before June 30, 2000 unless such date is extended as evidenced by the written mutual agreement of the parties hereto; provided, however, that in the event there is a delay of not more than 30 days caused by circumstances beyond the control of the parties hereto, the dates set forth in this Section 8.2(a) shall be extended by mutual agreement for up to an additional 60 days; or

            (vi) under the circumstances described in Section 6.7 above.

      However, before FNB may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Section 8.2(a), it shall give written notice to Carolina as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by FNB shall not become effective if, within 30 days following the giving of such notice, Carolina shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FNB. In the event Carolina cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FNB within such 30-day period, FNB shall have 30 days to notify Carolina of its intention to terminate this Agreement. A failure to so notify Carolina will be deemed to be a waiver by FNB of the breach, default or violation pursuant to Section 10.2 below.

      (B) TERMINATION BY CAROLINA. This Agreement may be terminated by Carolina by action of its Board of Directors:

            (i) if any of the conditions of the obligations of Carolina (as set forth in Section 7.1 and 7.2 above) shall not have been satisfied or effectively waived in writing by Carolina by June 30, 2000 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of Carolina to satisfy any of its obligations, covenants or agreements contained herein);

            (ii) if FNB shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or Article VI herein in any material respect;

            (iii) if Carolina determines that any of FNB's representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

            (iv) if, notwithstanding Carolina's satisfaction of its obligations contained in Section 6.1 above, FNB's or Carolina's shareholders do not approve this Agreement and Plan of Merger at its shareholders' meeting called for such purpose;

            (v) if the Merger shall not have become effective on or before June 30, 2000 unless such date is extended as evidenced by the written mutual agreement of the parties hereto; provided, however, that in the event there is a delay of not more than 30 days caused by circumstances beyond the control of the parties hereto, the dates set forth in this Section 8.2(b) shall be extended by mutual agreement for up to an additional 60 days; or

            (vi) under the provisions of Section 8.2(c) below.

      However, before Carolina may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Section 8.2(b), it shall give written notice to FNB as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Carolina shall not become effective if, within 30 days following the giving of such notice, FNB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Carolina. In the event FNB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Carolina within such 30-day period, Carolina shall have 30 days to notify FNB of its intention to terminate this Agreement. A failure to so notify FNB will be deemed to be a waiver by Carolina of the breach, default or violation pursuant to Section 10.2 below.

      (C) TERMINATION BY CAROLINA OR INCREASE IN EXCHANGE RATIO. This Agreement may be terminated by action of the Board of Directors of Carolina if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date (as defined below), that both of the following conditions are satisfied:

            (a) the Average Closing Price (as defined below) shall be less than the product of (i) 0.80 and (ii) the Starting Price (as defined below); and

                  (b) the quotient obtained by dividing the Average Closing
            Price by the Starting Price (such number being referred to herein as the "FNB Ratio") shall be less than the "Index Ratio" (which shall mean the quotient obtained by dividing the Index Price on the Determination Date by the Index Price (as defined below) on the Starting Date (as defined below) less 0.15);

            subject, however, to the following three sentences. If Carolina desires to terminate the Merger pursuant to this Section 8.2(c), it shall give prompt written notice thereof to FNB; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, FNB shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (A) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by (B) the Average Closing Price, and (ii) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the FNB Ratio. If FNB makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Carolina of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this
            Section 8.2(c) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.2(c).

            For purposes of this Section 8.2(c), the following terms shall have the meanings indicated:

            "Average Closing Price" shall mean the average of the daily last sales prices of FNB Stock as reported on Nasdaq (as reported by THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source as chosen by FNB) for the ten consecutive full trading days in which such shares are traded on Nasdaq ending at the close of trading on the Determination Date.

            "Determination Date" shall mean the later of the date on which both
            (i) all requisite consents to or approval of the Merger by applicable federal and state regulatory authorities having jurisdiction over the Merger and (without regard to any requisite waiting period thereof) shall be received and (ii) the shareholders of both Carolina and FNB shall have approved the Merger at their respective shareholders' meetings.

            "Index Group" shall mean the ten bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The ten bank holding companies and the weights attributed to them are as follows:

            Bank Holding Company                               Weight

            Atlantic Financial Corporation                      11.80%
            Community Bankshares, Inc.                           7.69
            Community Capital Corp                               8.77
            First Bancorp                                       12.74
            FNB Financial Services Corporation                  12.55
            FNB Corporation                                     11.52
            James River Bankshares, Inc.                        12.88
            Peoples Bancorp of NC                                8.24
            Resource Bankshares Corporation                      7.16
            Virginia Commonwealth Financial Corp.                6.66
                                                               ------
                                                               100.00%

            "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the last sales prices of the companies composing the Index Group.

            "Starting Date" shall mean October 18, 1999.

            "Starting Price" shall mean the last sale price per share of FNB Stock as reported on Nasdaq (as reported by THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source as chosen by FNB) on the Starting Date.

            If any company belonging to the Index Group or FNB declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or FNB shall be appropriately adjusted for the purposes of applying this Section 8.2(c).

      8.3 BREACH; REMEDIES. (a) Except as otherwise provided below, in the event of a breach by Carolina of any of its representations or warranties contained in this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in this Agreement, then FNB's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Section 8.2 above, or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof.

      (b) Likewise, and except as otherwise provided below, in the event of a breach by FNB of any of its representations or warranties contained in this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in this Agreement, then Carolina's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Section 8.2 above, or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof.

      (c) Notwithstanding anything contained herein to the contrary, if either party to this Agreement breaches this Agreement by willfully or intentionally failing to perform or violating any of its obligations, agreements or covenants contained in this Agreement, such party shall be obligated to pay all expenses of the other party described in Section 6.4, together with other damages recoverable at law or in equity.

                         ARTICLE IX. INDEMNIFICATION

      9.1 AGREEMENT TO INDEMNIFY. In the event this Agreement is terminated for any reason and the Merger is not consummated, then Carolina and FNB will indemnify each other as provided below.

      (A) BY CAROLINA. Carolina shall indemnify, hold harmless and defend FNB from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by FNB:

            (i) in connection with or which arise out of or result from or are based upon (A) Carolina's operations or business transactions or its relationship with any of its employees, or (B) Carolina's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

            (ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes a breach by Carolina of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of Carolina to perform any of its covenants, agreements or obligations under or in connection with this Agreement;

            (iii) in connection with or which arise out of or result from or are based upon any information provided by Carolina which is included in the Joint Proxy Statement/Prospectus and which information causes the Joint Proxy Statement/Prospectus at the time of its mailing to Carolina's and FNB's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading; and

            (iv) in connection with or which arise out of or result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation on, from or relating to the Real Property by Carolina or any other person of any Hazardous Substances, or any action taken or any event or condition occurring or existing with respect to the Real Property which constitutes a violation of any Environmental Laws by Carolina or any other person.

      (B) BY FNB. FNB shall indemnify, hold harmless and defend Carolina from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by Carolina:

            (i) in connection with or which arise out of or result from or are based upon (A) FNB's operations or business transactions or its relationship with any of its employees, or (B) FNB's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

            (ii) in connection with or which arise out of or result from or are based upon of any fact, condition or circumstance that constitutes a breach by FNB of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of FNB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; and,

            (iii) in connection with or which arise out of or result from or are based upon any information provided by FNB which is included in the Joint Proxy Statement/Prospectus and which information causes the Joint Proxy Statement/Prospectus at the time of its mailing to FNB's and Carolina's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

      9.2  PROCEDURE FOR CLAIMING INDEMNIFICATION.

      (A) BY FNB. If any matter subject to indemnification hereunder arises in the form of a claim against FNB or its successors and assigns (herein referred to as a "Third Party Claim"), FNB promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to Carolina. Within 15 days of such notice, Carolina either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify FNB that Carolina disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by Carolina and the cost of such defense shall be borne by Carolina except that FNB shall have the right to participate in such defense at its own expense and provided that Carolina shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon FNB or its successors or assigns. FNB agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to Carolina without charge therefor except for out-of-pocket expenses. If Carolina fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, FNB shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. FNB also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by Carolina.

      (B) BY CAROLINA. If any matter subject to indemnification hereunder arises in the form of a claim against Carolina or its successors and assigns (herein referred to as a "Third Party Claim"), Carolina promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to FNB. Within 15 days of such notice, FNB either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify Carolina that FNB disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by FNB and the cost of such defense shall be borne by FNB except that Carolina shall have the right to participate in such defense at its own expense and provided that FNB shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon Carolina or its successors and assigns. Carolina agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to FNB without charge therefor except for out-of-pocket expenses. If FNB fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, Carolina shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. Carolina also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by FNB.

                     ARTICLE X. MISCELLANEOUS PROVISIONS

      10.1 RESERVATION OF RIGHT TO REVISE STRUCTURE. Notwithstanding any provision herein to the contrary, at FNB's election, the Merger may alternatively be structured such that Carolina is merged with and into the Merger Sub or such that Carolina is merged with and into FNB; provided, however, that no such change will (i) alter or change the amount or kind of consideration to be received by the shareholders of Carolina in the Merger or (ii) adversely affect the tax treatment to the shareholders of Carolina as a result of receiving such consideration. In the event of such election by FNB, the parties hereto shall execute an appropriate amendment to this Agreement.

      10.2 SURVIVAL OF REPRESENTATIONS, WARRANTIES, INDEMNIFICATION AND OTHER AGREEMENTS.

      (A) REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS. None of the representations, warranties or agreements herein shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise; provided, however, that the parties' agreements contained in Section 6.6 above, FNB's covenants contained in Sections 5.1 through 5.5 above, and FNB's representation and warranty contained in Section 3.2 above, shall survive the effectiveness of the Merger.

      (B) INDEMNIFICATION. The parties' indemnification agreements and obligations pursuant to Section 9.1 above shall become effective only in the event this Agreement is terminated, and neither of the parties shall have any obligations under Section 9.1 in the event of or following consummation of the Merger.

      10.3 WAIVER. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof, provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party or as provided in Sections 8.2(a) and 8.2(b) above, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

      10.4 AMENDMENT. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of Carolina and FNB, by an agreement in writing approved by a majority of the Boards of Directors of FNB and Carolina executed in the same manner as this Agreement; provided however, that the provisions of this Agreement relating to the manner or basis in which shares of Carolina Stock are converted into FNB Stock shall not be amended (except in accordance with Section 8.2(c) of this Agreement) after the approval of this Agreement and Plan of Merger by the shareholders of Carolina and FNB without the requisite approval of such shareholders of such amendment.

      10.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, return receipt requested, postage prepaid, and addressed as follows:

      (a)  If to Carolina, to:

            Carolina Fincorp, Inc.
            Attention: R. Larry Campbell, President
            Post Office Box 1324 (28379)
            115 South Lawrence Street
            Rockingham, North Carolina 28380

            With copy to:

            Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P
            Attention: Edward C. Winslow III
            2000 Renaissance Plaza
            230 North Elm Street
            Greensboro, North Carolina  27401

      (b) If to FNB, to:

            FNB Corp.
            Attention:  Mr. Michael C. Miller, President
            Post Office Box 1328 (27204)
            101 Sunset Avenue
            Asheboro, North Carolina 27203

            With copy to:

            Schell Bray Aycock Abel & Livingston P.L.L.C.
            Attention: Doris R. Bray
            1500 Renaissance Plaza
            230 North Elm Street
            Greensboro, North Carolina 27420

      10.6 FURTHER ASSURANCE. Carolina and FNB shall each furnish to the other such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

      10.7 HEADINGS AND CAPTIONS. Headings and captions of the sections and Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

      10.8 ENTIRE AGREEMENT. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

      10.9 SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any term, phrase, clause, Section, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

      10.10 ASSIGNMENT. This Agreement may not be assigned by either party hereto except with the prior written consent of the other party hereto.

      10.11 COUNTERPARTS. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which together shall constitute one agreement.

      10.12 GOVERNING LAW. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina.

      10.13 INSPECTION. Any right of FNB or Carolina hereunder to investigate or inspect the assets, books, records, files and other information of the other in no way shall establish any presumption that FNB or Carolina should have conducted any investigation or that such right has been exercised by FNB or Carolina or their agents, representatives or others. Any investigations or inspections that have been made by FNB or Carolina or their agents, representatives or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of Carolina or FNB in this Agreement.

      IN WITNESS WHEREOF, Carolina and FNB each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

                                    CAROLINA FINCORP, INC.


                                    By:   /s/ R. Larry Campbell
                                          -------------------------------------
                                          R. Larry Campbell
                                          President and Chief Executive Officer


                                    FNB CORP.


                                    By:   /s/ Michael C. Miller
                                          -------------------------------------
                                          Michael C. Miller
                                          President and Chief Executive Officer

                  SCHEDULES TO AGREEMENT AND PLAN OF MERGER


            SCHEDULE                      DESCRIPTION

            A                             Plan of Merger

            B                             Form of Employment Agreement

                                  SCHEDULE A
                        to Agreement and Plan of Merger
                         dated as of October 16, 1999


                                PLAN OF MERGER
                                      OF
                             FNB ACQUISITION CORP.
                                 WITH AND INTO
                            CAROLINA FINCORP, INC.


      A. Parties to Merger. The parties to the proposed merger are Carolina Fincorp, Inc., a North Carolina corporation ("Carolina"), FNB Corp., a North Carolina corporation ("FNB"), and FNB Acquisition Corp., a North Carolina corporation and wholly owned subsidiary of FNB (the "Merger Subsidiary").

      B. Nature of Transaction. Subject to the provisions of this Plan of Merger, the Merger Subsidiary shall be merged with and into Carolina (the "Merger") with the effect provided in the North Carolina Business Corporation Act.

      C. Surviving Corporation. Carolina shall be the surviving corporation in the Merger. At the Effective Time (as hereinafter defined) of the Merger, the name of the surviving corporation shall be changed to "FNB Acquisition Corp."

      D. Effective Time. This Plan of Merger shall be effective upon the filing of Articles of Merger with respect hereto with the North Carolina Secretary of State (the "Effective Time"). At the Effective Time, the separate corporate existence of the Merger Subsidiary shall cease and the corporate existence of Carolina shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger.

      E.    Conversion and Exchange of Shares.

            1. Except as otherwise provided herein, at the Effective Time, all rights of Carolina's shareholders with respect to all then outstanding shares of the common stock of Carolina, no par value ("Carolina Stock"), shall cease to exist, and the holders of Carolina Stock shall cease to be, and shall have no further rights as, shareholders of Carolina. At the Effective Time, each such outstanding share of Carolina Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by Carolina, the Merger Subsidiary, FNB or any of their subsidiaries, which shall be canceled in the Merger) shall be converted, without any action on the part of the holder of such shares, into a number of shares of the common stock of FNB, par value $2.50 (the "FNB Stock"), equal to seventy-nine hundredths of one share (.79 shares) of FNB Stock (the "Exchange Ratio"). [THE EXCHANGE RATIO IS SUBJECT TO POSSIBLE ADJUSTMENT IN ACCORDANCE WITH SECTION 1.4(B) OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 16, 1999, BY

      AND BETWEEN FNB AND CAROLINA. IF SO ADJUSTED, THE ADJUSTED EXCHANGE RATIO SHALL BE REFLECTED IN THIS PLAN OF MERGER PRIOR TO FILING WITH THE SECRETARY OF STATE OF NORTH CAROLINA.]

            2. Each share of the FNB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall continue to be issued and outstanding and shall not be affected by the Merger.

            3. At the Effective Time, each share of capital stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock, no par value, of the surviving corporation in the Merger.

            4. Following the Effective Time, certificates representing shares of Carolina Stock outstanding at the Effective Time (herein sometimes referred to as "Carolina Certificates") shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, whole shares of FNB Stock, and cash in lieu of fractional shares, as provided herein. At the Effective Time, FNB shall issue and deliver, or cause to be issued and delivered, to the transfer agent of FNB Stock (the "Transfer Agent"), certificates representing whole shares of FNB Stock into which outstanding shares of Carolina Stock have been converted as provided above and cash in payment of fractional shares. As promptly as practicable following the Effective Time, FNB shall send or cause to be sent to each former shareholder of record of Carolina immediately prior to the Merger written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering Carolina Certificates to the Transfer Agent. Upon the proper surrender and delivery to the Transfer Agent (in accordance with FNB's instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of Carolina of such shareholder's Carolina Certificate(s), the Transfer Agent shall as soon as practicable issue, register and deliver to such shareholder a certificate evidencing the number of whole shares of FNB Stock to which such shareholder is entitled pursuant to Section E.1 above, and a check in the amount of cash to which the shareholder is entitled, if any, in payment of fractional shares as provided in Section E.5 below, subject to any required withholding of applicable taxes.

            5. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Carolina Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FNB Stock (after taking into account all certificates delivered by such holder under Section E.4 above shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FNB Stock multiplied by the market value of one share of FNB Stock upon the Effective Time. The market value of one share of FNB Common Stock at the Effective Time shall be the last sale price of FNB Stock on Nasdaq Stock Market, Inc. National Market System as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source selected by FNB, on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

            6. Subject to Section E.7 below, no FNB Stock certificate or cash in lieu of fractional shares shall be delivered to any former shareholder of Carolina unless and until such shareholder shall have properly surrendered to the Transfer Agent the Carolina Certificate(s) formerly representing his or her shares of Carolina Stock, together with a properly completed Transmittal Letter in such form as shall be provided to the shareholder by FNB for that purpose. Any other provision of this Plan of Merger notwithstanding, neither FNB nor the Exchange Agent shall be liable to a holder of Carolina Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

            7. Any shareholder of Carolina whose certificate representing shares of Carolina Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of FNB Stock and cash in lieu of fractional shares to which he or she is entitled in accordance with and upon compliance with conditions reasonably imposed by the Transfer Agent or FNB (including without limitation a requirement that the shareholder provide a lost instruments indemnity or surety bond in form, substance and amount reasonably satisfactory to the Transfer Agent and FNB).

            8. At the Effective Time, the stock transfer books of Carolina shall be closed as to holders of Carolina Stock immediately prior to the Effective Time and no transfer of Carolina Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section E.4 above, each certificate theretofore representing shares of Carolina Stock (other than shares to be canceled pursuant to Section E.1 above) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in this Plan of Merger in exchange therefor. To the extent permitted by North Carolina law, former shareholders of record of Carolina shall be entitled to vote after the Effective Time at any meeting of shareholders of FNB the number of whole shares of FNB Stock into which their respective shares of Carolina Stock are converted, regardless of whether such holders have exchanged their certificates representing Carolina Stock for certificates representing FNB Stock in accordance with the provisions of this Plan of Merger. Whenever a dividend or other distribution is declared by FNB on the FNB Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of FNB Stock issued pursuant to the Merger, but beginning 60 days after the Effective Time no dividend or other distribution payable to the holders of record of FNB Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Carolina Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section E.4 above; provided, however, that upon surrender of such Carolina Stock certificate (or compliance with Section E.7), the FNB Stock certificate, together with all undelivered dividends or other distributions (without interest) and any cash payments to be paid for fractional share interests (without interest), shall be delivered and paid with respect to each share represented by such Carolina Stock certificate.

      F. Abandonment. This Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time upon termination of the Agreement and Plan of Merger, dated as of October 16, 1999, by and between FNB and Carolina.

                                  SCHEDULE B
                        to Agreement and Plan of Merger
                         dated as of October 16, 1999

                             EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") made and entered into as of the ____ day of ______, 2000, by and between FIRST NATIONAL BANK AND TRUST COMPANY, a national banking corporation with its principal office and place of business located in Asheboro, North Carolina (the "Bank") and R. LARRY CAMPBELL (the "Employee").

                             W I T N E S S E T H:

      WHEREAS, the Bank desires to employ the Employee, the Employee desires to accept employment with the Bank, and each desires to enter into an agreement embodying the terms of such employment;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

      1. Employment. The Bank hereby employs the Employee, and the Employee hereby accepts employment with the Bank, for the term set forth in Section 2 below, in the position and with the duties and responsibilities set forth in
Section 3 below, and upon the other terms and conditions hereinafter stated.

      2. Term. The term of this Agreement shall commence as of the date hereof and, unless otherwise terminated as hereinafter provided, shall continue for an initial term of three years and shall automatically be extended on each anniversary date of this Agreement for an additional one year period so that the term shall again be three years unless either party notifies the other of its decision not to continue such annual renewal by written notice given not less than 90 days prior to such anniversary date. Notwithstanding the foregoing, there shall be no automatic extension of the term of this Agreement after the sixth anniversary date of this Agreement, but absent written notice from either party in accordance with the previous sentence, this Agreement will be automatically extended on the sixth anniversary date so that the term will again be three years from such date.

      3. Position and Responsibilities. The Employee shall serve as a Senior Vice President and Regional Manager of the Bank for Richmond County, North Carolina and for such other counties in North Carolina as the Bank may designate, or in such other appropriate position and with such duties as the Bank may in the future designate. In such capacity, the Employee shall at all times report to, and his activities shall at all times be subject to the direction and control of, the principal executive officer of the Bank or his designee. The Employee shall devote substantially all of his business time, attention and services to discharge faithfully and diligently his duties and responsibilities under this Agreement and to use his best efforts for both the successful operation of the Bank's business and the successful implementation of the policies established by the Bank or its parent, FNB Corp. ("FNB").

      4. Compensation and Benefits. During the term of this Agreement, the Bank shall provide to the Employee the following compensation and benefits:

      (a) Salary. In consideration of the services to be rendered by the Employee to the Bank and the Employee's covenants hereunder, the Bank shall pay to the Employee a base salary at the rate of $100,000 per annum (such salary as it may be increased from time to time being hereinafter referred to as the "Base Salary"). The Employee shall receive from the Bank a formal review of Employee's performance at least as frequently as annually, and Employee may be considered for merit increases to his Base Salary in accordance with the Bank's policies and practices for employee compensation as established or modified from time to time. Except as may otherwise be agreed, the Base Salary shall be payable in accordance with the Bank's policies and practices for employee compensation as established or modified from time to time; provided that the Base Salary shall be payable not less frequently than monthly. Salary payments shall be subject to all applicable federal and state withholding, payroll and other taxes.

      (b) Group Benefit Plans and Programs. The Employee will be entitled to participate, in accordance with the provisions thereof, in any group health, disability and life insurance, and any bonus, pension, retirement and other employee benefit plans and programs made available by the Bank or FNB to their employees generally.

      (c) Supplemental Plans. The Bank shall assume the obligations of Richmond Savings Bank, Inc., SSB (the "Savings Bank") with respect to that Executive Income Plan Deferred Compensation Agreement and Split Dollar Agreement each dated January 1, 1987 and subsequently amended January 1, 1992 (collectively, the "Supplemental Plans") and shall continue the Supplemental Retirement Plans in effect in accordance with the terms thereof; provided, however, that nothing herein shall prohibit the Bank from terminating either or both Supplemental Retirement Plans upon the Employee's voluntary termination of employment or upon a termination for Cause (as defined below).

      (d) Club Dues. The Bank shall pay or reimburse the Employee for the monthly dues and assessments necessary for Employee to maintain the status of an active member of the Richmond Pines Country Club.

      (e) Vacation. The Employee shall be entitled to such vacation and other leave as may be provided by the Bank or FNB to their employees in similar positions generally; provided, however, that, to the extent that the amount of vacation and other leave to which the Employee is entitled is related to the Employee's years of service to the Bank or FNB, the Employee shall be given credit for each year of service as an employee of the Savings Bank.

      (f) Automobile. The Bank shall provide the Employee with a suitable vehicle for his exclusive use in the discharge of his duties hereunder and shall pay all operating and service expenses, including automobile insurance, related to such vehicle. Any personal use of such vehicle by the Employee will be appropriately accounted for and reported as additional compensation.

      (g) Business Expenses. The Bank shall reimburse the Employee for any reasonable out-of-pocket business and travel expenses incurred by the Employee in the ordinary course of performing his duties for the Bank upon presentation by the Employee, from time to time, of appropriate documentation therefor and in accordance with the Bank's policies and practices as established or modified from time to time.

      (h) Convention Attendance. The Bank shall pay all registration, travel, accommodation and meal expenses for the Employee and his spouse to attend the annual convention of the North Carolina Bankers Association each year.

      5. Termination. The Employee's term of employment under this Agreement may be terminated before the end of the initial term or any extension thereof as follows:

      (a) Death. In the event of the death of the Employee during his employment under this Agreement, this Agreement shall be terminated as of the date of death. In such event, the Bank shall pay the Employee's Base Salary, at the rate in effect at the time of his death and through the last day of the calendar month in which such death occurs, to the Employee's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Employee. Any rights and benefits the Employee's estate or any other person may have under employee benefit plans and programs of the Bank or any benefit plans or agreements of Richmond Savings Bank, Inc., SSB ("Richmond Savings") or Carolina Fincorp, Inc. ("Carolina") that are assumed by the Bank or FNB in the event of the Employee's death shall be determined in accordance with the terms of such plans and programs.

      (b) Long-Term Disability. If the Employee suffers any disability while employed under this Agreement that prevents him from performing his duties under this Agreement for a period of 90 consecutive days, then, unless otherwise then agreed in writing by the parties hereto, the employment of the Employee under this Agreement shall, at the election of the Bank, be terminated effective as of the ninetieth day of such period. Upon termination of the Employee's employment by reason of disability under this Section 5(b), the Employee shall be entitled to receive his Base Salary, at the rate in effect on the date of such termination, less any disability insurance payments paid to the Employee on a policy maintained for the benefit of the Employee by the Bank or FNB, through the end of the then current term of this Agreement. Any rights and benefits the Employee may have under employee benefit plans and programs of the Bank or any benefit plans or agreements of Richmond Savings or Carolina that are assumed by the Bank or FNB in the event of the Employee's disability shall be determined in accordance with the terms of such plans and programs.

      For purposes of this Agreement, "disability" shall mean the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the Employee to perform his customary or other comparable duties with the Bank. In the event that the Employee and the Bank are unable to agree as to whether the Employee is suffering a disability, the Employee and the Bank shall each select a physician and the two physicians so chosen shall make the determination or, if they are unable to agree, they shall select a third physician, and the determination as to whether the Employee is suffering a disability shall be based upon the determination of a majority of the three physicians. The Bank shall pay the reasonable fees and expenses of all physicians selected pursuant to this Section 5(b).

      (c) Termination for Cause. Nothing herein shall prevent the Bank from terminating the Employee's employment at any time for Cause (as hereinafter defined). Upon termination for Cause, the Employee shall receive his Base Salary only through the date that such termination becomes effective. Neither the Employee nor any other person shall be entitled to any further payments from the Bank, for salary or any other amounts. Notwithstanding the foregoing, any rights and benefits the Employee may have under employee benefit plans and programs of the Bank or any benefit plans or agreements of Richmond Savings or Carolina that are assumed by the Bank or FNB following a termination of the Employee's employment for Cause shall be determined in accordance with the terms of such plans, agreements and programs. For purposes of this Agreement, termination for Cause shall mean termination by the Bank of the Employee's employment as a result of (i) an intentional, willful and continued failure by the Employee to perform his duties in the capacities indicated above (other than due to disability); (ii) an intentional, willful and material breach by the Employee of his fiduciary duties of loyalty and care to the Bank; (iii) an intentional, willful and knowing violation by the Employee of any provision of this Agreement; (iv) a conviction of, or the entering of a plea of nolo contendere by the Employee for any felony or any crime involving fraud or dishonesty, or (v) a willful and knowing violation of any material federal or state banking law or regulation applicable to the Bank or the occurrence of any event described in
Section 19 of the Federal Deposit Insurance Act or any other act or event as a result of which the Employee becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the Bank's affairs by any regulatory authority having jurisdiction over the Bank or FNB.

      (d) Termination Other Than For Cause. The Bank may terminate the Employee's employment under this Agreement at any time upon 90 days written notice to the Employee for whatever reason it deems appropriate, or for no reason. In the event such termination by the Bank occurs and is not due to death as provided in Section 5(a) above or for Cause as provided in Section 5(c) above, the Bank shall continue the Employee's Base Salary, at the rate in effect at the time of such termination through the end of the then current term of this Agreement. Such salary continuation shall be subject to all applicable federal and state withholding taxes. Any rights and benefits the Employee may have under employee benefit plans and programs of the Bank or FNB or under any benefit plans or agreements of Richmond Savings or FNB that are assumed by the Bank or FNB following a termination of the Employee's employment other than for Cause shall be determined in accordance with the terms of such plans, agreements and programs. In addition to and notwithstanding the foregoing, in the event of a termination pursuant to this Section 5(d), (i) the Bank shall continue to provide to the Employee either the benefits to which the Employee is entitled under this Agreement or the economic equivalent thereof for the remainder of the term of this Agreement and (ii) FNB shall, upon such termination and at its election, either (A) cause the full vesting of any unvested options and awards of the Employee under the Richmond Savings Bank, Inc., SSB Stock Option Plan ( the "Option Plan") and the Richmond Savings Bank, SSB Management Recognition Plan (the "MR Plan"), respectively, as assumed by FNB or (B) provide the Employee the economic equivalent of any unvested portion of such options under the Option Plan and such awards under the MR Plan.

      (e) At the Employee's Option. The Employee may terminate his employment at any time upon at least 60 days advance written notice to the Bank; provided, however, that the Bank, in its discretion, may cause such termination to be effective at any time during such notice period. In the event of such a voluntary termination of employment, the Employee will be entitled to receive only any earned but unpaid Base Salary and the other benefits of this Agreement through the date on which the Employee's termination becomes effective.

      6. No Solicitation of Change in Control. The Employee will not solicit, counsel or encourage any acquisition, merger or other change in control of FNB or the Bank without the prior written approval of the Board of Directors of the Bank or FNB. A violation of this Section 6 shall be deemed to constitute a forfeiture by the Employee of all of his rights under Section 5(d) hereof.

      7. Noncompetition Covenant; Nonsolicitation. For purposes of this Section 7 and the following Sections 8 through 12, "Bank" shall mean the Bank, FNB and/or any of its subsidiaries.

      (a) For a period commencing on the date hereof and continuing until (i) one (1) year after the date of expiration of the term hereof or the date that any termination of the Employee's employment under this Agreement becomes effective or (ii) the last day of the period after the date that any termination of the Employee's employment under this Agreement becomes effective in which the Employee is entitled to receive any Base Salary pursuant to Section 5 hereof, whichever is later, the Employee will not, directly or indirectly:

            (i) own any interest in, manage, operate, control, be employed by, render consulting or advisory services to, or participate in or be connected with the management or control of any business that is then engaged in the operation of a bank, savings bank, credit union, mortgage company, savings and loan association or similar financial institution that conducts any of its operations within 60 miles of Rockingham, North Carolina; provided, however, that the Employee may, without violating this Agreement, own as a passive investment not in excess of two percent (2%) of the outstanding capital stock of any such business whose stock is publicly traded or quoted on the NASDAQ over-the-counter market, the New York Stock Exchange, the American Stock Exchange, the National Daily Quotation System "Pink Sheets" or the OTC Bulletin Board;

            (ii) influence or attempt to influence any customer of the Bank to discontinue its use of the Bank's services or to divert such business to any other person, firm or corporation;

            (iii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Bank and any of its respective customers, suppliers, principals, distributors, lessors or licensors; and

            (iv) solicit any officer or employee of the Bank, whose base annual salary at the time of the Employee's termination was $20,000 or more, to work for any other person, firm or corporation.

      (b) It is expressly agreed that the provisions and covenants in this
Section 7 shall not apply and shall be of no force or effect in the event that the Bank fails to honor its obligations hereunder.

      (c) The Employee and the Bank intend that Section 7 of this Agreement be enforced as written. However, if one or more of the provisions contained in
Section 7 shall for any reason be held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the Employee and the Bank agree that the court making such determination shall have the power to reform the duration, scope and/or area of such provision and in its reformed form such provision shall then be enforceable and shall be binding on the parties.

      8. Confidentiality. The Employee hereby acknowledges and agrees that (i) in the course of his service as an employee of the Bank, he will gain substantial knowledge of and familiarity with the Bank's customers and its dealings with them, and other information concerning the business of the Bank, all of which constitute valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and (ii) to protect the interest in and to assure the benefit of the business of the Bank, it is reasonable and necessary to place certain restrictions on the Employee's ability to disclose information about the business and customers of the Bank. For that purpose, and in consideration of the agreements contained herein, the Employee covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Bank and its business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of the customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer systems and software, shareholders, employees, officers and directors (herein referred to as "Confidential Information") are proprietary to the Bank and are valuable, special and unique assets of the business to which the Employee will have access during his employment hereunder. The Employee shall consider, treat and maintain all Confidential Information as the confidential, private and privileged records and information of the Bank. Further, at all times during the term of his employment and following the termination of his employment under this Agreement for any reason, and except as shall be required in the course of the performance by the Employee of his duties on behalf of the Bank or otherwise pursuant to the direct, written authorization of the Bank, the Employee will not divulge any Confidential Information to any other person, firm, corporation, bank, savings and loan association or similar financial institution, remove any such Confidential Information in written or other recorded form from the Bank's premises, or make any use of the Confidential Information for his own purposes or for the benefit of any person, firm, corporation, bank, savings and loan association or similar financial institution other than the Bank. However, following the termination of the Employee's employment with the Bank, this
Section 8 shall not apply to any Confidential Information which then is in the public domain (provided that the Employee was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank's consent), or which is obtained by the Employee from a third party which or who is not obligated under an agreement of confidentiality with respect to such information.

      9. Remedies Upon Breach. Each party agrees that any breach of this Agreement by either party could cause irreparable damage to the other party and that in the event of such breach the other party shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations of the breaching party hereunder, without the necessity of posting a bond, plus the recovery of any and all costs and expenses incurred by the enforcing party, including reasonable attorneys' fees in connection with the enforcement of this Agreement, provided that the enforcing party shall have been successful on the merits or otherwise in any proceeding related to the enforcement thereof.

      10. Acknowledgments. The Employee hereby acknowledges that the enforcement of Sections 7 and 8 of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Bank, and that the restrictions set forth in Sections 7 and 8 of this Agreement are reasonable as to time, scope and territory and in all other respects.

      11. Tolling Period. In the event the Employee breaches any of the provisions contained herein and the Bank seeks compliance with such provisions by judicial proceedings, the time period during which the Employee is restricted by such provisions shall be extended by the time during which the Employee has actually competed with the Bank or been in violation of any such provision and any period of litigation required to enforce the Employee's obligations under this Agreement.

      12. Termination of Previous Employment Agreement. The Employee specifically agrees that the Employment Agreement dated November 22, 1996, as the same may have been amended, by and between the Employee and the Savings Bank hereby is terminated and shall be of no further force or effect, and the Employee hereby waives any and all of his rights, and releases the Bank and the Savings Bank from any and all obligations, under such agreement.

      13. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

      14. Consent and Waiver by Third Parties. The Employee hereby represents and warrants that his employment with the Bank on the terms and conditions set forth herein and his execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party. The Employee represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder or prevents the full performance of his duties and obligations hereunder.

      15. Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Section 15. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

      16. Assignment. The Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The Bank shall have the right to assign this Agreement to FNB or any of its subsidiaries or to its successors under law, and the rights and obligations of the Bank under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Bank.

      17. Notices. All notices hereunder shall be (i) delivered by hand, (ii) sent by first-class certified mail, postage prepaid, return receipt requested,
(iii) delivered by overnight commercial courier, or (iv) transmitted by telecopy or facsimile machine, to the following address of the party to whom such notice is to be made, or to such other address as such party may designate in the same manner provided herein:

      If to the Bank:

            FNB Corp.
            Attention:  Mr. Michael C. Miller, President
            101 Sunset Avenue
            Asheboro, North Carolina 27203

            With copy to:

            Schell Bray Aycock Abel & Livingston P.L.L.C.
            Attention: Dan T. Barker, Jr.
            230 North Elm Street
            1500 Renaissance Plaza
            Greensboro, North Carolina 27420

      If to the Employee, to his last address as shown on the personnel records of the Bank.

            With copy to:

            Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P
            Attention: Edward C. Winslow III
            2000 Renaissance Plaza
            230 North Elm Street
            Greensboro, North Carolina  27401

      18. Survival of Obligations. The Employee's obligations under Sections 7 through 12 of this Agreement shall survive the termination of his employment with the Bank regardless of the manner of such termination and shall be binding upon his heirs, executors and administrators. The existence of any claim or cause of action by Employee against the Bank or FNB shall not constitute and shall not be asserted as a defense to the enforcement by the Bank of this Agreement.

      19. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          FIRST NATIONAL BANK
                                          AND TRUST COMPANY


                                          By:    ______________________________
                                          Title: ______________________________


                                          --------------------------------(SEAL)
                                          R. Larry Campbell